                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, For Use of the Commission
                                               Only
[X]  Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        BROWNING-FERRIS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       [BROWNING-FERRIS INDUSTRIES LOGO]

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 P.O. BOX 3151
                              HOUSTON, TEXAS 77253

                                 June 14, 1999

TO OUR STOCKHOLDERS:

     You are cordially invited to attend a special meeting of stockholders of Browning-Ferris Industries, Inc. to be held on July 14, 1999, at 8:30 a.m., local time, in the company's auditorium located on the 14th floor of the corporate offices at 757 N. Eldridge, Houston, Texas.

     At the special meeting you will be asked to consider and vote upon a proposal to approve a merger between BFI and Allied Waste Industries, Inc. If the merger is completed, BFI will become a subsidiary of Allied Waste, and you will receive $45.00 in cash for each of your shares of BFI common stock.

     Your Board of Directors has determined that the merger is advisable, fair to and in the best interests of BFI and its stockholders. ACCORDINGLY, YOUR BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AT THE SPECIAL MEETING. Officers and directors have interests in the merger that are different from, or in addition to, their interests as BFI stockholders, including with respect to the receipt of certain payments, which may create possible conflicts of interest. These interests are summarized in the section entitled "The Merger -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest" in the accompanying proxy statement.

     The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

     We cannot complete the merger unless holders of a majority of the outstanding shares of BFI common stock vote to approve it. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. You can also vote your shares of BFI common stock through the Internet or by telephone. Details are outlined on the enclosed proxy card. Your vote is very important.
                                          /s/ William D. Ruckelshaus

                                          William D. Ruckelshaus
                                          Chairman of the Board of Directors

     This proxy statement is dated June 14, 1999 and is first being mailed to stockholders on or about June 15, 1999.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 14, 1999

To the Stockholders of
Browning-Ferris Industries, Inc.:

     Notice is hereby given that a special meeting of stockholders of Browning-Ferris Industries, Inc., a Delaware corporation, will be held on July 14, 1999, at 8:30 a.m., local time, in the company's auditorium located on the 14th floor of the corporate offices at 757 N. Eldridge, Houston, Texas for the following purposes:

     - To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 7, 1999, as amended and restated on May 21, 1999, among BFI, Allied Waste Industries, Inc. and AWIN I Acquisition Corporation, and to approve the related merger, pursuant to which AWIN I Acquisition Corporation will be merged into BFI and each share of BFI common stock, par value $0.16 2/3, outstanding immediately prior to the merger (other than shares held by BFI, Allied Waste or their respective subsidiaries, which will be canceled, and other than shares with respect to which appraisal rights are perfected) will be converted into the right to receive $45.00 in cash, without interest.

     - To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Under Delaware law, appraisal rights will be available to BFI stockholders who do not vote in favor of the merger. In order to exercise such appraisal rights, BFI stockholders must follow the procedures required by Delaware law, which are summarized under "Appraisal Rights" in the accompanying proxy statement.

     Only those persons who were holders of record of BFI common stock at the close of business on June 2, 1999, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

                                          By Order of the Board of Directors,
                                          /s/ Edward C. Norwood

                                          Edward C. Norwood
                                          Vice President and Secretary

Houston, Texas
June 14, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................    1
Forward-Looking Statements..................................    3
Summary.....................................................    4
  The Companies.............................................    4
  The Special Meeting.......................................    4
  The Merger................................................    5
  Appraisal Rights..........................................    8
  Market Prices of BFI Common Stock.........................    8
The Companies...............................................    9
  Browning-Ferris Industries, Inc...........................    9
  Allied Waste Industries, Inc..............................    9
  AWIN I Acquisition Corporation............................    9
  Recent Transaction........................................    9
The Special Meeting.........................................   10
  General...................................................   10
  Record Date and Voting....................................   10
  Required Vote.............................................   10
  Proxies; Revocation.......................................   10
  Adjournments or Postponements.............................   11
The Merger..................................................   12
  Background of the Merger..................................   12
  BFI's Reasons for the Merger; Recommendation of the BFI
     Board..................................................   14
  Preliminary Report of A.T. Kearney........................   16
  Opinion of Goldman Sachs..................................   17
  Retention of Financial Advisers...........................   21
  Certain Financial Projections.............................   22
  Material Federal Income Tax Consequences..................   23
  Governmental and Regulatory Approvals.....................   24
  Accounting Treatment......................................   24
  Merger Financing..........................................   25
  Interests of Certain Persons in the Merger; Possible
     Conflicts of Interest..................................   27
  Indemnification of Directors and Officers.................   29
  Amendment to BFI Rights Agreement.........................   29
The Merger Agreement........................................   30
  Structure and Effective Time..............................   30
  Merger Consideration......................................   30
  Payment Procedures........................................   30
  Treatment of BFI Stock Options............................   30
  Directors and Officers....................................   30
  Representations and Warranties............................   31
  Covenants; Conduct of the Business of BFI Prior to the
     Merger.................................................   31
  No Solicitation of Acquisition Transactions...............   33
  Employee Benefits.........................................   33
  Best Efforts; Antitrust Matters...........................   35
  Indemnification...........................................   36
  Conditions to the Merger..................................   36

                                                              PAGE
                                                              ----
  Termination or Amendment..................................   38
  Termination Fees..........................................   38
  Expenses..................................................   40
  Amendment.................................................   40
Appraisal Rights............................................   40
Security Ownership of Management............................   43
Security Ownership of Certain Beneficial Owners.............   44
Selected Financial Data of BFI..............................   45
Market Price of BFI Common Stock and Dividend Information...   46
Independent Public Accountants..............................   46
Stockholder Proposals.......................................   46
Where You Can Find More Information.........................   47
Incorporation of Certain Documents by Reference.............   47
APPENDICES
Appendix A -- Agreement and Plan of Merger, dated as of
  March 7, 1999, as amended and restated on May 21, 1999....  A-1
Appendix B -- Opinion of Goldman, Sachs & Co................  B-1
Appendix C -- Section 262 of the Delaware General
  Corporation Law...........................................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a BFI stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q. WHAT IS THE PROPOSED TRANSACTION?

A. Allied Waste will acquire BFI by merging a subsidiary of Allied Waste into BFI.

Q. WHY IS THE BFI BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A. The BFI Board believes that the merger is fair to and in the best interests of BFI and its stockholders. The BFI Board received an opinion from Goldman, Sachs & Co. that, as of March 7, 1999, and based on and subject to the matters set forth in that opinion, the $45.00 per share in cash to be received by holders of BFI common stock pursuant to the merger agreement was fair from a financial point of view to such holders. To review the BFI Board's reasons for recommending the merger, see pages 14 through 16. Also, some members of the BFI Board have additional interests in the merger which may create possible conflicts of interest as discussed on pages 27 through 29.

Q. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY BFI COMMON STOCK?

A. You will receive $45.00 in cash, without interest, for each share of BFI common stock you own.

Q. WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A. Holders of record of BFI common stock as of the close of business on June 2, 1999 are entitled to vote at the special meeting. Each BFI stockholder has one vote for each share of BFI common stock owned.

Q. WHAT VOTE IS REQUIRED FOR THE BFI STOCKHOLDERS TO APPROVE THE MERGER?

A. In order for the merger to be approved, holders of a majority of the outstanding BFI common stock must vote FOR the merger.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please vote your shares of BFI common stock as soon as possible. You may vote your shares (1) by returning the enclosed proxy, (2) through the Internet or by phone, as outlined on the enclosed proxy card, or
   (3) by appearing at the special meeting of stockholders. Your proxy materials include detailed information on how to vote.

Q. IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE THOSE SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions provided by your broker.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of BFI in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q. DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A. No. It is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
   MERGER?

A. Yes. You will have appraisal rights. If you wish to exercise your appraisal rights you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled "Appraisal Rights" on pages 40 through 42 of this proxy statement.

Q. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. We are working toward completing the merger as quickly as possible. The merger cannot be completed until a number of conditions are satisfied. The most important conditions are approval by BFI stockholders at the special meeting and compliance with United States federal antitrust laws. Allied Waste and BFI filed premerger notifications with the United States antitrust authorities and received requests for additional information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Q. SHOULD I SEND IN MY BFI STOCK CERTIFICATES NOW?

A. No. After the merger is completed, Allied Waste will send you written instructions for exchanging your BFI stock certificates. You must return your BFI stock certificate as described in the instructions. You will receive your cash payment as soon as practicable after Allied Waste receives your BFI stock certificates, together with the documents requested in the instructions.

Q. WILL I OWE TAXES AS A RESULT OF THE MERGER?

A. The merger will be a taxable transaction for all holders of BFI common stock. As a result, the cash you receive in the merger for your shares of BFI common stock and any cash you receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive (other than cash that represents interest you receive in connection with the exercise of appraisal rights) and (2) the tax basis of your shares of BFI common stock. Refer to the section entitled "The Merger -- Material Federal Income Tax Consequences" on pages 23 and 24 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A. BFI does not expect to ask stockholders to vote on any other matter at the special meeting.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT BFI AND ALLIED WASTE?

A. Both BFI and Allied Waste file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission's public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange. For a more detailed description of the information available, please see page 47.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have questions about the merger after reading this proxy statement, you should contact Morrow & Co., Inc. at (800) 566-9061.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on our current plans and expectations relating to analyses of value, expectations for anticipated growth in the future and future success under various efforts, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled "Summary" and "The Merger," and other sections of this proxy statement. These forward-looking statements should be read in conjunction with the "Regulation," "Competition," and "Waste Disposal Risk Factors" sections of our Annual Report on Form 10-K for the year ended September 30, 1998, which sections describe many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K is on file with the Securities and Exchange Commission, a copy of which is available without charge upon written request to:
Browning-Ferris Industries, Inc., P.O. Box 3151, Houston, Texas 77253,
Attention: Assistant Corporate Secretary. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors, such as the completion and impact of the merger on operating results and capital resources, the impact on profitability from economic and market conditions, and the impact on cash requirements and liquidity.

     Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

     All information contained in this proxy statement with respect to Allied Waste, Merger Sub and the financing for the merger has been supplied by Allied Waste.

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a BFI stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

                             THE COMPANIES (PAGE 9)

BROWNING-FERRIS INDUSTRIES, INC.
757 N. Eldridge
Houston, Texas 77079
(281) 870-8100

     We are one of the largest publicly held companies that engages, through our subsidiaries and affiliates, in providing waste services in the United States and Canada. We collect, transport, treat and/or process, recycle, and dispose of commercial, residential and municipal solid wastes, and industrial wastes. We are also involved in waste-to-energy conversion, medical waste services, portable restroom services, and municipal and commercial sweeping operations. We also engage in providing waste services outside North America, principally in Europe, through our equity ownership in SITA, a publicly traded, Paris-based subsidiary of Suez Lyonnaise des Eaux.

ALLIED WASTE INDUSTRIES, INC.
15880 North Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
(602) 423-2946

     Allied Waste is a vertically integrated solid waste management company, providing, through its subsidiaries, non-hazardous waste collection, transfer, recycling and disposal services to approximately 2.4 million residential, municipal and commercial customers located in 28 states, primarily in the Midwest, Northeast, Southeast, Northwest and Southwest United States.

AWIN I ACQUISITION CORPORATION
15880 North Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
(602) 423-2946

     AWIN I Acquisition Corporation is a wholly owned subsidiary of Allied Waste formed solely for the purpose of effecting the merger with BFI.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 10)
     The special meeting will be held on July 14, 1999, at 8:30 a.m., local time at the company's auditorium located on the 14th floor of the corporate offices at 757 N. Eldridge, Houston, Texas.

PURPOSE (PAGE 10)

     You will be asked to consider and vote upon a proposal to approve the merger agreement. The merger agreement provides that a subsidiary of Allied Waste will be merged into BFI and each outstanding share of BFI common stock will be converted into the right to receive $45.00 in cash, without interest. However, you will have the right to demand appraisal rights and receive the fair market value of your shares as determined under Delaware law. Shares held by BFI, Allied Waste or any of their respective subsidiaries will be canceled.

     The persons named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger.

RECORD DATE AND VOTING POWER (PAGE 10)

     You are entitled to vote at the special meeting if you owned shares of BFI common stock at the close of business on June 2, 1999, the record date for the special meeting. You will have one vote for each share of BFI common stock you owned on the record date. There are 156,959,678 shares of BFI common stock entitled to be voted.

VOTE REQUIRED (PAGE 10)

     Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of BFI common stock.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS (PAGE 43)

     As of June 10, 1999, the directors and executive officers of BFI owned less than 1% of the shares of BFI common stock entitled to vote at the special meeting. Each of them has advised us that he or she plans to vote all of their shares in favor of approval of the merger.

VOTING AND PROXIES (PAGE 10)

     Any BFI stockholder entitled to vote may vote (1) by returning the enclosed proxy, (2) through the Internet or by phone as outlined on the enclosed proxy card, or (3) by appearing at the special meeting.

REVOCABILITY OF PROXY (PAGE 10)

     Any BFI stockholder who executes and returns a proxy may revoke that proxy at any time before it is voted in any one of the following three ways:

     - filing with the Secretary of BFI, at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     - sending a later-dated proxy relating to the same shares to the Secretary of BFI, at or before the special meeting; or

     - attending the special meeting and voting in person by ballot.

     Simply attending the special meeting will not constitute revocation of a proxy.

BFI'S RECOMMENDATION TO STOCKHOLDERS (PAGE 14)

     Your Board of Directors has approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of BFI and its stockholders. Your Board recommends that stockholders vote FOR approval of the merger at the special meeting. Officers and directors have interests in the merger that are different from, or in addition to, their interests as BFI stockholders, including with respect to the receipt of certain payments, which may create possible conflicts of interest. These interests are summarized under "The Merger -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

                                   THE MERGER
STRUCTURE OF THE MERGER (PAGE 30)

     Upon the terms and conditions of the merger agreement, AWIN I Acquisition Corporation, a wholly owned subsidiary of Allied Waste, will be merged with and into BFI. BFI will remain in existence as a wholly owned subsidiary of Allied Waste.

MERGER CONSIDERATION (PAGE 30)

     Upon completion of the merger, each share of BFI common stock will be converted into the right to receive $45.00 in cash, without interest. Treasury shares, shares held by BFI's subsidiaries, Allied Waste and Allied Waste's subsidiaries, and shares with respect to which appraisal rights are perfected will not be converted into the right to receive $45.00 per share merger consideration.

CLOSING OF THE MERGER (PAGE 36)

     Before we can complete the merger, we must satisfy a number of conditions. These include:

     - approval of the merger agreement by holders of a majority of the outstanding shares of BFI common stock;

     - expiration or early termination of applicable time period under United States federal antitrust laws;

     - the absence of any legal prohibitions against the merger;

     - material compliance with our representations and agreements under the merger agreement;

     - receipt of material consents and approvals; and

     - receipt of an opinion from an independent appraisal firm as to the solvency of Allied Waste after giving effect to the merger.

     We expect to merge shortly after all of the conditions to the merger have been satisfied or waived. We expect to complete the merger in the third quarter of 1999, but we cannot be certain when or if the conditions will be satisfied or waived.

EXCHANGE PROCEDURES (PAGE 30)

     The exchange agent will mail a letter of transmittal with instructions to all record holders of BFI common stock as of the time of the completion of the merger. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

TREATMENT OF BFI STOCK OPTIONS (PAGE 30)

     The merger agreement provides that all outstanding BFI stock options issued pursuant to BFI's stock option plans will be canceled upon completion of the merger. Each holder of an option will receive an amount in cash equal to the excess of $45.00 over the exercise price for each share covered by an option, less applicable withholding taxes. As of June 10, 1999, 17,209,112 shares of BFI common stock were issuable upon exercise of outstanding BFI stock options at a weighted average exercise price of $29.62.

OPINION OF GOLDMAN SACHS (PAGE 17 AND APPENDIX B)

     Goldman, Sachs & Co. has delivered its opinion dated March 7, 1999, to the BFI Board to the effect that, as of the date of the opinion, and based on and subject to the matters set forth in that opinion, the $45.00 per share in cash to be received by holders of BFI common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion is not a recommendation on how any BFI stockholder should vote with respect to the approval of the merger. A copy of the opinion is attached to this proxy statement as Appendix B. You are urged to read the Goldman Sachs fairness opinion in its entirety.

MERGER FINANCING (PAGE 25)

     It is expected that Allied Waste will need approximately $9 billion in order to complete the merger. This includes payments to be made to BFI stockholders and holders of BFI stock options, payments under BFI employee benefit plans and contracts, refinancing of BFI and Allied Waste indebtedness, and payment of fees and expenses. Allied Waste has received commitments from The Chase Manhattan Bank, Citicorp USA, Inc. and DLJ Capital Funding, Inc. for $9.5 billion in debt financing. The proceeds of this financing will be used for these purposes as well as to provide working capital for Allied Waste following the merger. In addition, Allied Waste has received commitments from a group led by affiliates of certain stockholders of Allied Waste to purchase $1 billion of convertible preferred stock in order to provide funds for the merger. The bank and equity commitments are subject to conditions. However, Allied Waste's obligation to complete the merger is not subject to a financing condition. Allied Waste's liability to BFI for failure to complete the merger may be limited under certain circumstances. See "The Merger Agreement -- Termination or Amendment" and "-- Termination Fees."

TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

     BFI and Allied Waste may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of BFI have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger, in certain circumstances, including:

     - if the merger is not completed by September 15, 1999, which date will be automatically extended to December 31, 1999 if, on September 15, 1999, the merger has not received the necessary antitrust approvals;

     - if any court or governmental agency issues a final order preventing the merger;

     - if the other party to the merger agreement materially breaches its representations or agreements and fails to cure its breach in 30 days;

     - if the BFI Board changes its recommendation of the merger agreement or approves a more favorable proposal that it believes is reasonably likely to be completed; and

     - if BFI stockholders fail to approve the merger at the special meeting.

TERMINATION FEES IF MERGER NOT COMPLETED (PAGE 38)

     We must pay Allied Waste a termination fee of $225 million if the merger agreement is terminated:

     - because the BFI Board changes its recommendation of the merger or approves a more favorable proposal; or

     - the BFI stockholders fail to approve the merger agreement, if (1) a third party pro-poses an acquisition of BFI prior to the BFI special meeting, and (2) within nine months following the termination of the merger agreement BFI is acquired by that third party or any other person who makes an acquisition proposal within 90 days after the merger agreement is terminated.

     Allied Waste must pay us a termination fee of $225 million if the merger agreement is terminated because the merger is not completed by September 15, 1999 or December 31, 1999, as the case may be, or because the merger is prohibited by a final order or ruling of a governmental authority, and, in either case, at the time of termination all conditions to Allied Waste's obligation to complete the merger, other than conditions relating to antitrust matters, have been satisfied.

     Allied Waste also must pay us a termination fee of $225 million if the merger agreement is terminated because the merger is not completed by September 15, 1999 or December 31, 1999, as the case may be, and at that time:

     - Allied Waste has not received sufficient funds to complete the merger under the financing commitments obtained in connection with the merger agreement;

     - all conditions to Allied Waste's obligation to complete the merger have been satisfied, other than conditions relating to antitrust or competition matters; and

     - We are not in breach of any of our representations or agreements set forth in the merger agreement, except for breaches that did not prevent Allied Waste from obtaining funds under the definitive agreement relating to the debt financing for the merger.

     Allied Waste's liability to us for failing to complete the merger may be limited to payment of the $225 million termination fee under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER;
POSSIBLE CONFLICTS OF INTEREST (PAGE 27)

     Officers and directors have interests in the merger that are different from, or in addition to, their interests as BFI stockholders. These interests include:

     - all of our officers and directors hold vested and unvested BFI stock options to acquire BFI common stock; the merger agreement provides that all outstanding BFI stock options will be canceled at the time of the merger in exchange for a cash payout equal to the difference between the $45.00 merger consideration and the exercise price of the BFI stock options;

     - under the terms of their respective employment agreements with BFI and the merger agreement, all our corporate officers and one director who is a former officer will be entitled to receive specified payments upon completion of the merger;

     - pursuant to the merger agreement, BFI's Deferred Compensation Plan, Grandfathered Benefit Restoration Plan and Benefit Restoration Plan will be terminated at the effective time of the merger and the beneficiaries of those plans, which include our officers and two directors who are former officers, will be paid their accrued balances under those plans;

     - under the terms of BFI's Annual Management Incentive Plan and Long-Term Incentive Plan, the completion of the merger will cause an acceleration of benefits payable under these plans; and

     - under the merger agreement, our officers and directors will be indemnified by Allied Waste and BFI against certain liabilities, and Allied Waste will maintain in effect directors' and officers' liability insurance on behalf of those directors and officers.

As of June 10, 1999, the directors and officers together owned a total of 1,227,971 shares of BFI common stock. In addition to the $45.00 they will receive for each of these shares, these directors and officers will all together receive the following payments:

SOURCE                              AMOUNT
------                            -----------
Severance.....................    $24,536,000
Annual Management Incentive
  Plan and Long-Term Incentive
  Plan........................    $44,077,000
Stock Options.................    $61,806,000

REGULATORY MATTERS (PAGE 24)

     Under the provisions of the Hart-Scott-Rodino Act of 1976, as amended, the merger may not be completed until Allied Waste and BFI have made filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting periods have expired or been terminated. On March 23, 1999, Allied Waste and BFI filed notification reports under the HSR Act with the Federal Trade Commission and the Department of Justice. A request for additional information and other documentary materials was issued by the Department of Justice on April 22, 1999. Under the HSR Act, the merger may not be completed until 20 days after substantial compliance with the request by both parties, unless the 20-day period is earlier terminated by the Department of Justice. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Under the merger agreement, Allied Waste has agreed to offer to take (and if its offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust laws asserted by any governmental entity to enable the merger to be completed by September 15, 1999.

ACCOUNTING TREATMENT (PAGE 24)

     The merger will be treated as a "purchase" for accounting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 23)

     The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive (other than cash that represents interest you receive in connection with the exercise of appraisal rights) and your tax basis in BFI common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

                           APPRAISAL RIGHTS (PAGE 40
                                AND APPENDIX C)

     Under Delaware law, BFI stockholders who do not vote for approval of the merger and who comply with the other statutory requirements of the Delaware General Corporation Law may elect to receive, in cash, the judicially determined fair value of their shares of stock in lieu of the $45.00 merger consideration.

                           MARKET PRICE OF BFI COMMON
                                STOCK (PAGE 46)

     Our common stock is traded on the New York Stock Exchange under the symbol "BFI." On March 5, 1999, the last full trading day prior to the public announcement of the merger agreement, the closing price of BFI common stock as reported on the New York Stock Exchange Composite Transactions Tape was $34 3/4. On June 11, 1999, the last full trading day prior to the date of this proxy statement, the closing price for BFI common stock as reported on the New York Stock Exchange Composite Transactions Tape was $42 11/16.

                                 THE COMPANIES

BROWNING-FERRIS INDUSTRIES, INC.

     We are one of the largest publicly held companies that engages, through our subsidiaries and affiliates, in providing waste services in the United States and Canada. We collect, transport, treat and/or process, recycle, and dispose of commercial, residential and municipal solid wastes, and industrial wastes. We are also involved in waste-to-energy conversion, medical waste services, portable restroom services, and municipal and commercial sweeping operations. We also engage in providing waste services outside North America, principally in Europe, through our minority equity interest in SITA, a publicly traded, Paris-based subsidiary of Suez Lyonnaise des Eaux. We operate in approximately 450 locations in the United States, Canada and Puerto Rico, and employ approximately 26,000 persons. We are a Delaware corporation and were incorporated in 1970. Our executive offices are located at 757 N. Eldridge, Houston, Texas 77079, telephone (281) 870-8100.

ALLIED WASTE INDUSTRIES, INC.

     Allied Waste is a vertically integrated solid waste management company, providing, through its subsidiaries, non-hazardous waste collection, transfer, recycling and disposal services to approximately 2.4 million residential, municipal and commercial customers located in 28 states, primarily in the Midwest, Northeast, Southeast, Northwest and Southwest United States. As of November 30, 1998, Allied Waste conducted its operations through 114 collection companies, 72 transfer stations, 26 recycling facilities, and 72 landfills. Allied Waste is a Delaware corporation that was incorporated in 1989. Allied Waste's executive offices are located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, telephone (602) 423-2946.

AWIN I ACQUISITION CORPORATION

     AWIN I Acquisition Corporation ("Merger Sub") is a Delaware corporation formed by Allied Waste in 1998 solely for the purpose of merging into BFI. Merger Sub is a wholly owned subsidiary of Allied Waste. The mailing address of Merger Sub's principal executive offices is c/o Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, telephone (602) 423-2946.

RECENT TRANSACTION

     On April 9, 1999, BFI and Allied Waste completed the simultaneous purchase and sale of certain solid waste services assets, including customer contracts, equipment and facilities, representing approximately $120 million in acquired revenues to each party pursuant to agreements executed on February 12, 1999. BFI sold to Allied Waste certain waste services assets located in northern New Jersey, midtown Chicago, St. Louis, Contra Costa County, California and Branson, Missouri, and Allied Waste sold to BFI certain waste services assets located in Boston, Atlanta, Chicago, and Dayton, Toledo, Youngstown, Bellefontaine and Celina, Ohio. BFI reported for the quarter ended March 31, 1999 a charge of $10 million, $6.5 million net of income tax, arising from this transaction.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to BFI stockholders as part of the solicitation of proxies by the BFI Board for use at a special meeting to be held on July 14, 1999, starting at 8:30 a.m., local time, in the company's auditorium located on the 14th floor of the corporate offices at 757 N. Eldridge, Houston, Texas. The purpose of the special meeting is for the BFI stockholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 7, 1999, as amended and restated on May 21, 1999, among BFI, Allied Waste and Merger Sub and the related merger of Merger Sub with and into BFI. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to BFI stockholders on June 15, 1999.

RECORD DATE AND VOTING

     The holders of record of BFI common stock as of the close of business on June 2, 1999 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 156,959,678 shares of BFI common stock outstanding.

     The holders of a majority of the outstanding shares of BFI common stock on June 2, 1999, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of BFI common stock held in treasury by BFI or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

REQUIRED VOTE

     Each outstanding share of BFI common stock on June 2, 1999 entitles the holder to one vote at the special meeting. Completion of the merger requires the approval of the merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of BFI common stock. You must vote your shares (1) by returning the enclosed proxy, (2) through the Internet or by phone, as outlined on the enclosed proxy card, or (3) by appearing at the special meeting in order for your shares of BFI common stock to be included in the vote. As of June 10, 1999, the directors and executive officers of BFI owned, in the aggregate, 1,091,612 shares of BFI common stock, or less than 1% of the outstanding shares of BFI common stock on that date. The directors and executive officers have informed BFI that they intend to vote all of their shares of BFI common stock FOR the merger proposal.

     Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger proposal.

PROXIES; REVOCATION

     If you vote your shares of BFI common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of BFI common stock will be voted FOR the approval of the merger. If you vote your shares of BFI common stock through the Internet or by telephone, your shares will be voted at the special meeting as instructed.

     You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of BFI at 757 N. Eldridge, Houston, Texas 77079 or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. However, simply attending the special meeting will not revoke a proxy.

     Your Board is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     BFI and Allied Waste will share the costs associated with printing and filing this proxy statement. BFI will pay the costs of soliciting proxies for the special meeting. Officers and employees of BFI may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. BFI also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. BFI has retained Morrow & Co., Inc. to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $14,000, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS OR POSTPONEMENTS

     Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of BFI common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by BFI will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow BFI stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In February 1998, Thomas H. Van Weelden, President and Chief Executive Officer of Allied Waste, requested a meeting with William D. Ruckelshaus, Chairman of BFI. Mr. Van Weelden and Mr. Ruckelshaus met on February 17, 1998, and Mr. Van Weelden raised the possibility of a business combination between Allied Waste and BFI and described a general outline of such a combination. Mr. Ruckelshaus advised Mr. Van Weelden that BFI was not for sale and that any substantive discussions respecting a business combination should be conducted with Bruce E. Ranck, President and Chief Executive Officer of BFI. Mr. Ruckelshaus advised Mr. Ranck of his meeting with Mr. Van Weelden.

     Mr. Van Weelden subsequently called Mr. Ranck in April 1998, and stated that he was interested in discussing a business combination between Allied Waste and BFI. Mr. Ranck advised Mr. Van Weelden that BFI was not interested in such a combination but, if Allied Waste was interested in further discussions, it should provide a written proposal for BFI to consider.

     Subsequent to the conversation between Messrs. Van Weelden and Ranck, Mr. Ranck formed, with the concurrence of the BFI Board, an informal group of BFI Board members to assist him in considering any Allied Waste proposals. The group included Gerald Grinstein, Gregory D. Brenneman, Marc J. Shapiro, and Robert M. Teeter.

     On June 3, 1998, Mr. Van Weelden left a phone message with Mr. Ranck stating that a proposal from Allied Waste was being delivered that day. Later on the same day a letter setting forth the proposal was delivered to BFI and each of its directors. The proposal was for a merger in which the BFI stockholders would receive 1.674 shares of Allied Waste common stock for each share of BFI common stock, a value of $45.00 per BFI share of common stock based on the Allied Waste common stock market price on June 3, 1998. Allied Waste's proposal contemplated a fixed exchange ratio, which would cause the value of its offer to change based upon changes in its stock price prior to completion of a transaction. The BFI Board, together with certain officers of BFI and its financial advisors, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, met by telephone on June 4, 1998. Goldman Sachs and Morgan Stanley had been retained in September 1996 as financial advisors on stockholder relations matters, including assisting BFI in evaluating any unsolicited acquisition proposals. In addition to Mr. Ranck, Messrs. J. Gregory Muldoon, Executive Vice President and Chief Operating Officer, Norman A. Myers, Executive Vice President and Chief Development Officer, Jeffrey E. Curtiss, Senior Vice President and Chief Financial Officer, Rufus Wallingford, Senior Vice President and General Counsel and Edward C. Norwood, Vice President and Corporate Secretary, participated in the discussions. During the meeting the BFI Board decided unanimously to reject the Allied Waste proposal as inadequate, particularly in view of the risks associated with its all stock offer. This decision was delivered in a letter dated June 5, 1998, from Mr. Ranck to Mr. Van Weelden.

     At a regular quarterly meeting on September 2, 1998, the BFI Board created the Strategic Industry Development Committee ("SID Committee"), consisting of Mr. Grinstein as Chairman, Messrs. Brenneman and Teeter as members, and Mr. Shapiro as an advisory member. The BFI Board authorized the SID Committee to retain a management consulting firm to undertake a study of BFI's cost structure, including its general and administrative costs. In November 1998, the SID Committee selected A.T. Kearney, Inc., a nationally recognized management consulting firm from among several management consulting firms which had delivered proposals in response to a request from the SID Committee. A.T. Kearney had not previously provided any services to BFI.

     On November 12, 1998, BFI and Allied Waste announced an agreement in principle to exchange certain collection and disposal properties. During the course of negotiations on the exchange transaction, Larry Henk, Executive Vice President and Chief Operating Officer of Allied Waste, expressed to Charles M. Cooley, Jr., Vice President, Business Development of BFI, Allied Waste's continuing interest in discussing a larger transaction with BFI.

     On January 22 through 23, 1999, the BFI Board held a special meeting to consider BFI's performance and strategic alternatives. At that meeting BFI's senior management outlined various alternatives for BFI, including a continuation of the strategic plan set forth in BFI's 1998 Annual Report (which emphasizes return on assets, internal growth, cost cutting and share buy-backs), a sale of the company, and other reorganization alternatives involving substantial reductions in force, incurring additional debt and pursuing more aggressive acquisition strategies. In addition, the independent consultant outlined its proposed time schedule for analysis of BFI's cost structure and advised that it would present a preliminary report at the annual BFI Board meeting to be held on March 3, 1999. The BFI Board deferred any strategic decisions until presentation of the preliminary report from the independent consultant.

     In late January 1999, Mr. Van Weelden called Mr. Grinstein and requested a meeting which occurred shortly thereafter in Seattle, Washington. At this meeting Mr. Van Weelden described his background and experience in the solid waste business. Mr. Van Weelden subsequently called Mr. Grinstein on February 5, 1999, and stated that Allied Waste, with the approval of its two largest stockholders, was prepared to make an offer to BFI of $40.00 per share in cash. Mr. Grinstein informed Mr. Van Weelden that he should discuss any proposals with Mr. Ranck. Mr. Grinstein advised Mr. Ranck and the other members of the SID Committee of his discussions with Mr. Van Weelden.

     Mr. Henk called Mr. Myers on February 9, 1999, and requested a meeting to discuss a possible business combination between BFI and Allied Waste. Messrs. Ranck, Myers, Van Weelden and Henk met on February 15, 1999, in Dallas, Texas. Messrs. Ranck and Myers stated that consideration of a combination was timely for BFI because of the imminence of the preliminary report from the independent consultant and the probability that BFI would adopt various strategies as a result of that report that would commit it to an alternative course of action. Mr. Ranck set forth certain fundamental factors and assumptions that Allied Waste should consider in making a proposed offer, including the number of outstanding shares of BFI common stock and BFI stock options on which to base an offer, the estimated costs of certain accelerated contractual payments arising from a change in control of BFI, the allocation of regulatory approval risks and the necessity of an all cash offer and firm commitments for financing the offer. The BFI Board considered an all cash offer to be beneficial to stockholders because of the greater certainty cash provided over stock which fluctuates in value between the time a transaction is negotiated and the time stockholders receive the consideration following completion of the transaction. Messrs. Ranck and Myers requested a response from Allied Waste by February 19. Messrs. Van Weelden and Henk agreed to this time schedule.

     On February 19, Messrs. Myers, Van Weelden and Henk had several telephone conversations to discuss Allied Waste's proposal, in particular the per share price Allied Waste was prepared to offer for BFI common stock. Although they did not agree on a price, Mr. Ranck and Mr. Van Weelden agreed over the weekend of February 20 to meet in New York, New York on February 24 to continue discussions. On the morning of February 22, the BFI Board held an informal telephonic meeting at which Mr. Ranck reported on the status of discussions with Allied Waste.

     On February 24 through 28, Messrs. Ranck and Myers, other members of BFI management, and BFI's outside financial and legal advisors met in New York, New York with Messrs. Van Weelden, Henk, other members of Allied Waste's management and Allied Waste's outside financial and legal advisors, and representatives of the proposed purchasers of debt and equity to be issued by Allied Waste in connection with the transaction. These meetings included discussions of the business combination, including the financing commitments necessary to accomplish the transaction, and due diligence sessions on various aspects of BFI's business and operations. During the meetings on February 24 through 28, BFI provided Allied Waste and Allied Waste's financial advisors with BFI financial projections for 1999 through 2003. In addition, Allied Waste described to BFI and BFI's financial advisors in general terms estimated expected annual costs savings in the range of $350 million to $375 million related to the merger to be achieved during this time period. The savings were expected to be derived from corporate selling, general and administrative expenses; field selling, general and administrative expenses; base company efficiencies; internalization; redundancies and integration benefits.

     BFI and Allied Waste executed a confidentiality agreement on February 24, 1999. On February 24 through 28, the parties also began exchanging drafts of transaction documents, including a form of merger agreement. Goldman Sachs began consideration of the feasibility of Allied Waste's financing for the transaction and the terms and conditions of the commitments for the financing.

     Allied Waste and BFI continued to negotiate the terms of the merger agreement during the week of March 1. Concurrently, BFI provided additional information to Allied Waste and the proposed financing parties in connection with their due diligence investigation of various aspects of BFI's operations, financial condition, environmental status and other matters. During the same week Allied Waste and its financial advisor provided additional information to BFI and its financial advisors with respect to Allied Waste's plans to finance the merger. On March 2, 1999, BFI received an initial draft of the proposed financing commitments for the purchase of debt and equity to be issued by Allied Waste in connection with the merger.

     On the evening of March 2, 1999, A.T. Kearney presented its preliminary report on BFI's cost structure to an informal meeting of the BFI Board. See "-- Preliminary Report of A.T. Kearney."

     The regular quarterly meeting of the BFI Board was held on March 3, 1999. At the meeting the BFI Board was informed of the status of negotiations with Allied Waste. In addition, Goldman, Sachs & Co. reviewed the feasibility of the financing by Allied Waste. The BFI Board also reviewed the probable financial condition of Allied Waste subsequent to the merger, reviewed projections of the financial condition of and various strategic alternatives for BFI, reviewed other potential purchasers of BFI, and reviewed other aspects of the potential merger. Since February 1998, BFI has not solicited or engaged in discussions with any third party to effect a combination or sale, other than contacts with Allied Waste.

     On March 7, 1999, the BFI Board held a special meeting in Dallas, Texas to consider further the merger. The BFI Board reviewed with BFI senior management and BFI's financial and legal advisors the terms of the merger agreement, the terms of revised financing commitment letters from the proposed purchasers of debt and equity to be issued by Allied Waste, the prospects of BFI as an independent company, and other matters considered relevant by the BFI Board. The BFI Board received an oral opinion from Goldman Sachs (which was subsequently confirmed in writing) to the effect that, as of March 7, and based on and subject to the matters set forth in that opinion, the $45.00 per share in cash to be received by holders of BFI common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs' presentation on March 7 was substantially the same as its presentation on March 3, except that the March 3 presentation included factual background on Allied Waste. The BFI Board voted in favor of the merger, with three abstentions. See "-- BFI's Reasons for the Merger; Recommendation of the BFI Board." All of BFI's directors, including the three directors who abstained from voting on March 7, 1999, have advised BFI that they intend to vote their shares of BFI common stock in favor of the merger. BFI does not expect any of the BFI directors or officers, including those referred to under "-- Interests of Certain Persons in the Merger; Possible Conflicts of Interest," to continue in the management of the combined company after the merger.

     Following the BFI Board meeting, BFI and Allied Waste executed the definitive merger agreement and issued a joint press release announcing the execution of the merger agreement before the New York Stock Exchange opened for trading on March 8, 1999.

BFI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BFI BOARD

     At a special board meeting on March 7, 1999, the BFI Board determined that the merger is advisable, fair to, and in the best interests of BFI and its stockholders. The BFI Board approved the merger, with three abstentions: Mr. Shapiro, Vice Chairman, Finance and Risk Management of The Chase Manhattan Bank, and Dr. Marina v. N. Whitman, director of The Chase Manhattan Corporation, abstained in view of the role of The Chase Manhattan Bank as one of the principal lenders to Allied Waste in connection with the financing of the merger; and Mr. Ranck, who will receive financial benefits under his employment agreement and BFI's incentive plans upon completion of the merger, also abstained. Accordingly, the BFI Board recommends that BFI stockholders vote FOR approval of the merger agreement and the merger at the special meeting. Some members of the BFI Board have additional interests in the merger which may create possible conflicts of interest (see "-- Interests of Certain Persons in the Merger; Possible Conflicts of Interest").

     In reaching its decision to approve the merger agreement and to recommend that BFI stockholders vote to approve the merger agreement, the BFI Board considered the following material factors:

     - the current and historical market prices of BFI common stock relative to those of other industry participants and general market indices, and the fact that the $45.00 per share merger consideration represents a 29.5% premium over the closing price of BFI common stock on the last trading day prior to the public announcement of the merger agreement and a 42.7% premium over the weighted average price of BFI common stock for the three years preceding the announcement of the merger agreement;

     - the fact that the merger consideration is all cash, which provides certainty of value to BFI's stockholders compared to a stock transaction; the BFI Board was aware that an all cash transaction would be taxable to BFI stockholders for federal income tax purposes whereas an all stock transaction would not be taxable for federal income tax purposes;

     - the BFI Board's familiarity with, and presentation by BFI management and BFI's financial and strategic advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy, and prospects of BFI (as well as the risks involved in achieving such prospects), the nature of the waste services industry in which BFI competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;

     - the actions of BFI during the past five years to enhance stockholder value, including (1) repurchasing approximately 62.3 million shares of BFI common stock for an aggregate purchase price of approximately $2.2 billion, (2) closing facilities and divesting assets considered nonessential or underperforming for aggregate proceeds of cash and securities of approximately $1.8 billion, (3) focusing on cost reductions through reductions in work force and other measures, (4) focusing on return on gross assets to enhance investment efficiency, and (5) altering its organizational structure to increase efficiency;

     - the preliminary report of A.T. Kearney delivered on March 2, 1999 regarding potential cost savings for BFI as an independent company, the fact that projected benefits would be realized over a period of years, and the uncertainty of the amount of savings that would actually be realized (see "-- Preliminary Report of A.T. Kearney");

     - the presentations by Goldman Sachs on March 3 and March 7, 1999 and its opinion that, as of March 7, 1999, and based on and subject to the matters set forth in that opinion, the $45.00 per share in cash to be received by holders of BFI common stock pursuant to the merger agreement was fair from a financial point of view to such holders; the BFI Board considered, among other things, a discounted cash flow analysis presented by Goldman Sachs based on management projections and certain other assumptions, which indicated a range of $37.27 to $55.08 and a midpoint of $45.85. Goldman Sachs advised the BFI Board that, in arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analyses considered by it (see "-- Opinion of Goldman Sachs");

     - the potential stockholder value that could be expected to be generated from the various strategic alternatives available to BFI, including the alternatives of (1) remaining independent and continuing BFI's strategic plan set forth in its 1998 Annual Report, (2) selling BFI and (3) pursuing other reorganization alternatives involving substantial reductions in work force, incurrence of additional debt, and adoption of more aggressive acquisition strategies, as well as the risks and uncertainties associated with those alternatives;

     - the terms of the merger agreement, as reviewed by the BFI Board with its legal advisors, including the absence of a financing condition and the undertakings by Allied Waste with respect to obtaining regulatory approvals (see "The Merger Agreement");

     - the terms of the merger agreement which provide that under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement -- No Solicitation of Acquisition Transactions," "-- Termination or Amendment" and "-- Termination Fees," BFI can furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal;

     - the interests of BFI's officers and directors in the merger described under "-- Interests of Certain Persons in the Merger; Possible Conflicts of Interest;"

     - the effects of the merger on BFI's employees and other constituencies, and the terms of the merger agreement relating to such matters;

     - the business, operations, financial condition, operating results and prospects of Allied Waste, giving effect to the merger, and the potential for cost savings and synergies that could be created by combining the two companies;

     - the terms and conditions of the financing commitments to be received by Allied Waste (and the identity of the parties committing to provide such financing), the cash flow projections prepared by Allied Waste for the combined company to repay such indebtedness and the expected value of the combined company's assets relative to its liabilities; and

     - the condition to BFI's obligation to complete the merger that BFI receive a solvency letter reasonably satisfactory in form and substance to BFI from an independent appraisal firm jointly retained by BFI and the lenders to Allied Waste and a certificate from Allied Waste with respect to certain solvency matters.

     The foregoing discussion addresses the material information and factors considered by the BFI Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the BFI Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors and analyses considered in reaching its determination, nor did the BFI Board specifically identify those factors and analyses that supported fairness or its recommendation and those that may not. The determination to approve the merger was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the BFI Board may have given different weights to different factors.

PRELIMINARY REPORT OF A.T. KEARNEY

     The Board received A.T. Kearney's preliminary report on March 2, 1999. The Kearney report was not prepared in connection with the proposed merger and assumed that BFI would be operated as an independent company. It focused on the following six areas to attain cost savings or to attain the benefits of other investments previously made by BFI:

     (1) The report recommended that BFI accelerate and broaden existing programs for centralized purchasing in order to maximize the benefits of volume purchases.

     (2) Kearney concluded that the increase in costs arising from more frequent purchases of vehicles and the consequent reduction of the average age of BFI's fleet would be more than offset by a reduction of maintenance expenses of an older fleet combined with a new fleet management program.

     (3) The report recommended that BFI implement additional parts of the SAP system which BFI has been implementing for over three years. SAP is an integrated system of software for reporting various business processes. BFI has implemented parts (or modules) of the SAP system for its general ledger, project cost management, procurement and human resources processes, and A.T. Kearney recommended that BFI add the SAP modules for customer service and billing. BFI has a substantial investment in the system, and A.T. Kearney concluded that BFI would be better served by continuing the SAP system, revising the implementation process and receiving some of the benefits, even if all of the intended benefits were not attained, rather than incurring the expense of converting to a different system.

     (4) A.T. Kearney proposed an organizational restructuring under which BFI's existing structure of seven market areas and approximately 120 markets would be reorganized into three regions and 40 markets, with a general manager responsible for profits and losses for each of the markets. The organizational restructuring would result in the eventual elimination of approximately 2,300 jobs.

     (5) The report envisioned that the corporate office would provide functional leadership and operational excellence, including the communication of "best practices" of the field operations on a proactive basis.

     (6) The implementation of the various proposals of the report would be managed through a process designed to attain the objectives of the report in an expeditious manner.

     The Kearney report envisioned aggregate annual savings of $200 to $300 million. The report was preliminary and had not been subject to detailed analysis by BFI management or the BFI Board. Nonetheless, the report provided information with respect to potential operating, general and administrative savings which might be available to BFI as an independent company.

OPINION OF GOLDMAN SACHS

     BFI retained Goldman Sachs, pursuant to a letter agreement dated February 25, 1999, to act as financial advisor in connection with the possible sale of all or a portion of BFI. Goldman Sachs is a nationally recognized investment banking firm, and was selected by BFI based on the firm's reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses as well as its prior investment banking relationships with BFI. As noted under "-- Background of the Merger," Goldman Sachs had advised BFI with respect to the unsolicited proposal of Allied Waste in June 1998 under a different engagement letter. On March 7, 1999, at the meeting of the BFI Board, Goldman Sachs delivered to the BFI Board its oral opinion (which was subsequently confirmed in a written opinion dated as of March 7, 1999) that, as of such date and based on and subject to the matters set forth in that opinion, the $45.00 per share in cash to be received by holders of BFI common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

     You should consider the following when reading the discussion of the opinion of BFI's financial advisor in this document:

     - we urge you to read carefully the entire opinion of Goldman Sachs, which is attached to this proxy statement as Appendix B and is incorporated by reference;

     - Goldman Sachs' advisory services and opinion were provided to the BFI Board for its information in its consideration of the merger and was directed only to the fairness of the consideration from a financial point of view to the holders of the outstanding shares of BFI common stock;

     - Goldman Sachs' opinion does not address the merits of BFI's underlying business decision to engage in the merger;

     - Goldman Sachs' opinion was necessarily based upon conditions as they existed and could be evaluated on March 7, 1999 and Goldman Sachs assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after such date; and

     - Goldman Sachs' opinion does not constitute a recommendation to any holder of BFI common stock as to how to vote on the merger or any related matter.

     Although Goldman Sachs evaluated the fairness, from a financial point of view, of the consideration to be paid to the holders of BFI common stock, the consideration itself was determined by BFI and Allied Waste through arm's-length negotiations. BFI did not provide specific instructions to, or place any limitations on, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or providing its opinion.

     In connection with its opinion, Goldman Sachs reviewed, among other things, the following:

     - the merger agreement;

     - the annual reports to stockholders and Annual Reports on Form 10-K of BFI for each of the five years ended September 30, 1998;

     - Quarterly Reports on Form 10-Q of BFI;

     - certain other communications from BFI to its stockholders; and

     - certain internal financial analyses and forecasts for BFI prepared by its management.

     Goldman Sachs also held discussions with members of BFI senior management regarding the past and current business operations, financial condition and future prospects of BFI. In addition, Goldman Sachs reviewed the reported price and trading activity for BFI common stock, compared certain financial and stock market information for BFI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the waste services industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of BFI or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Goldman Sachs is familiar with BFI, having provided certain investment banking services to BFI from time to time, including having acted as managing underwriter of a public offering in January 1996 of $200,000,000 aggregate principal amount of 6.10% Senior Notes due January 2003 and $200,000,000 aggregate principal amount of 6.375% Senior Notes due January 2008, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to Allied Waste from time to time, including having acted as managing underwriter of a public offering in September 1997 of 16,200,000 shares of common stock of Allied Waste, and having acted as managing underwriter of a public offering in December 1998 of $225,000,000 aggregate principal amount of 7.375% Notes due January 2004, $600,000,000 aggregate principal amount of 7.625% Notes due January 2006 and $875,000,000 aggregate principal amount of 7.875% Notes due January 2009. In addition, Goldman Sachs may provide investment banking services to Allied Waste and its subsidiaries in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of BFI or Allied Waste for its own account and for the accounts of customers. As of March 7, 1999, Goldman Sachs held a long position of 11,000 shares of Allied Waste common stock and options to purchase 844,000 shares of Allied Waste common stock and a short position of options to sell 614,000 shares of Allied Waste common stock against which Goldman Sachs was short 455,760 shares of Allied Waste common stock and $500,000 principal amount of 7.875% Notes due January 2009. As of March 7, 1999, Goldman Sachs also held a long position of 28,981 shares of BFI common stock against which Goldman Sachs was short 32,477 shares of BFI common stock. During the past two years Goldman Sachs has received in the aggregate $0.2 million and $32.2 million, respectively, from BFI and Allied Waste as compensation.

     The following is a summary of the material financial analyses used by Goldman Sachs in reaching its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about March 7, 1999 and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Goldman Sachs. The summary of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY GOLDMAN SACHS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT SUMMARIZE COMPLETELY THE FINANCIAL ANALYSES.

  Historical Stock Performance

     Goldman Sachs reviewed daily indexed historical prices and trading volume for shares of BFI common stock during the period from March 5, 1996 to March 5, 1999, and compared such market prices to the market prices of Allied Waste and the S&P 400 during this period. During this period, shares of BFI common stock traded from $21.88 to $38.81, with an average of $31.63 per share. The $45.00 price per share merger consideration exceeds BFI's 3-year high and represents a 43.1% premium to the $31.44 closing price per share of BFI common stock on March 3, 1999, the latest date prior to rumors of a potential transaction, and a 29.5% premium to the $34.75 price per share of BFI common stock on the close of business on March 5, 1999.

  Analysis of Selected Companies

     Goldman Sachs compared certain financial, market and operating information of BFI with corresponding data of all of the domestic publicly traded companies in the waste services industry with at least one year's historical data available as a public company: Casella Waste Industries, Superior Services, Inc., Waste Management, Inc., Waste Industries, Inc., Republic Services, Inc. and Allied Waste. The following table presents the ranges, median and mean for the selected companies (including BFI) of:

     (1) the ratio of total debt to total book capitalization (calculated as total debt plus stockholders' equity);

     (2) multiples of levered value (calculated as equity market capitalization plus net debt) to each of the annualized latest quarter sales, the annualized latest quarter earnings before interest, taxes, depreciation and amortization ("EBITDA") and the annualized latest quarter earnings before interest and taxes ("EBIT");

     (3) price/earnings multiples for 1998 and estimated 1999;

     (4) projected five-year earnings per share compound annual growth (based on I/B/E/S International, Inc. ("IBES") estimates, IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors);

     (5) the ratio of estimated 1999 price/earnings multiple to the growth rate; and

     (6) the ratio of 1998 and estimated 1999 levered market capitalization (calculated as equity market capitalization plus net debt) to EBITDA.

                                                     SELECTED COMPANIES
                                                -----------------------------
                                                   RANGE       MEDIAN    MEAN    BFI
                                                -----------    ------    ----    ----
Ratio of total debt to total book
  capitalization..............................  7.5%-73.8%      57.2%    42.7%   57.2%
Multiples of levered value as of March 5, 1999
  to:
  annualized latest quarter sales.............   1.1x-3.1x       2.1x    2.2x     1.6x
  annualized latest quarter EBITDA............   5.0x-9.4x       7.1x    7.2x     6.7x
  annualized latest quarter EBIT..............  8.3x-14.7x      11.2x    11.6x   11.2x
Price/earnings multiples for 1998.............  16.0x-37.8x     18.1x    21.1x   16.1x
Price/earnings multiples for estimated 1999...  12.0x-19.4x     14.2x    14.9x   13.4x
Projected five-year earnings per share
  compound annual growth......................  16.6%-27.5%     20.0%    21.7%   16.6%
Ratio of estimated 1999 price/earnings
  multiples to the growth rate................   0.5x-0.9x       0.7x    0.7x     0.8x
Ratio of 1998 levered market capitalization to
  EBITDA......................................  7.0x-10.0x       7.5x    8.1x     7.0x
Ratio of estimated 1999 levered market
  capitalization to EBITDA....................   5.2x-7.3x       5.8x    5.9x     6.0x

     BFI's ratio of 1998 levered market capitalization to EBITDA was lower than the corresponding ratio for the other six companies. Projected earnings per share and compound annual growth rate were based on IBES estimates. Latest quarter financial information was based on publicly available reports and projected EBITDA was based on estimates in various research reports.

  Analysis of Selected Transactions

     Goldman Sachs also analyzed certain publicly available financial, operating and stock market information for the merger and for 10 pending or completed merger and acquisition transactions having a transaction valuation greater than $500 million since March 1995 in the solid waste industry (Allied Waste/Laidlaw Waste Systems, Inc., BFI/Attwoods PLC, Casella Waste/KTI, Inc., Waste Management/Eastern Environmental Services, Inc., Allied Waste/American Disposal Services, Inc., USA Waste Services, Inc./Waste Management, USA Waste/United Waste Systems Inc., USA Waste/Sanifill, Inc., USA Waste/Western Waste and USA Waste/Chambers Development Corp.). Of these 10 transactions, eight were stock-for-stock transactions, accounted for as poolings of interests. The remaining two transactions (Allied Waste/Laidlaw Waste and BFI/Attwoods PLC), like the proposed merger between BFI and Allied Waste, were primarily cash transactions, accounted for as purchases.

     The following table presents the ranges indicated for these transactions (including means and medians for pooling transactions), as compared with the merger:

                                                 POOLING TRANSACTIONS        RANGE FOR    BFI/ALLIED
                                              ---------------------------     PURCHASE      WASTE
                                                 RANGE     MEDIAN   MEAN    TRANSACTIONS    MERGER
                                              -----------  ------   -----   ------------  ----------
Levered consideration as a multiple of sales
  (without synergies).......................   1.9x-5.2x     3.5x     3.5x   1.5x-2.0x        2.1x
Levered consideration as a multiple of
  EBITDA (without synergies)................  7.0x-16.8x    11.6x    12.2x      7.9x          8.8x
Levered consideration as a multiple of EBIT
  (without synergies).......................  15.9x-28.2x   20.5x    21.2x  15.9x-17.3x      14.7x
Levered consideration as a multiple of
  EBITDA (with synergies)...................  5.5x-13.4x     8.6x     9.1x   5.7x-5.9x        6.8x
Levered consideration as a multiple of EBIT
  (with synergies)..........................  9.4x-19.0x    13.4x    13.5x   9.3x-9.4x        9.9x
Levered consideration as a multiple of
  projected sales (without synergies).......   1.6x-3.4x     2.6x     2.5x   1.4x-2.0x        2.1x
Levered consideration as a multiple of
  projected EBITDA (without synergies)......   7.8x-9.4x     8.2x     8.4x   7.1x-8.1x        7.8x
Levered consideration multiple of projected
  EBITDA (with synergies)...................   5.8x-7.8x     6.7x     6.8x   5.3x-6.0x        6.2x

  Discounted Cash Flow Analysis of BFI

     Based on internal estimates of the management of BFI, Goldman Sachs performed a discounted cash flow analysis of BFI on a stand-alone basis. The estimated future cash flows were based on the financial projections for BFI for the years 1999 through 2003. The terminal values of BFI were calculated based on projected EBITDA multiples for 2003 of 6.0x to 8.0x and a range of discount rates of 9.0% to 11.0%. Based on these parameters, Goldman Sachs calculated BFI's per share equity value to range from $37.27 to $55.08. Based on the midpoint of the terminal value multiple range and the midpoint of the discount range, the analysis indicated a per share equity value of $45.85. The $45.00 per share price to be paid in the merger is slightly below this midpoint but is within the range of values calculated by Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analyses considered by it.

     Goldman Sachs also performed a discounted cash flow analysis of BFI based on sensitivities to changes in some of the assumptions in the estimates of BFI management with respect to volume growth, margin on price increases, and growth rates of sales, general and administrative costs. The following table presents the per share low, midpoint and high equity value based on BFI management estimates and the indicated sensitivities:

                                                               LOW     MIDPOINT    HIGH
                                                              ------   --------   ------
BFI's management estimates -- projected EBITDA multiples for
  2003 ranging from 6.0x to 8.0x and discount rates ranging
  from 9.0% to 11.0%........................................  $37.27    $45.85    $55.08
Price growth ranging from -0.5% to 1.5% and volume growth
  ranging from 0.0% to 4.0%.................................  $32.17    $39.14    $46.71
Margin on volume increase ranging from 10% to 30% and margin
  on price increase ranging from 60% to 100%................  $39.83    $43.90    $47.98
External growth ranging from 0.5% to 2.5% and growth rates
  for sales, general and administrative costs ranging from
  -2.0% to 2.0%.............................................  $40.68    $45.48    $50.52

     Goldman Sachs also performed a discounted cash flow analysis of BFI analyzing the effects of using assumptions for volume growth, price growth and cost savings that represent improvement from historical trends. Terminal values for BFI were calculated based on projected EBITDA multiples of 6.5x (low), 7.0x (medium) and 7.5x (high) and discount rates of 10.5% (low), 10.0% (medium) and 9.5% (high). Based on these assumptions and historical trends, the analysis showed implied per share values for BFI common stock of $30.75 (low), $34.23 (medium) and $37.83 (high). This analysis, assuming improvements for volume growth, price growth and cost savings relative to the values historically achieved, resulted in implied per share values for BFI common stock of $41.48
(low), $45.85 (medium) and $50.38 (high).

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. In addition, in performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters. No company or transaction used in the above analyses is directly comparable to BFI or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the BFI Board as to the fairness of the consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BFI, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Goldman Sachs to the BFI Board was among many factors taken into consideration by the BFI Board in making its determination to approve the merger agreement.

RETENTION OF FINANCIAL ADVISERS

     Pursuant to Goldman Sachs' engagement letter, BFI has agreed to pay Goldman Sachs a fee of $7.0 million upon delivery of Goldman Sachs' opinion. Upon completion of the merger, BFI will pay Goldman Sachs a transaction fee equal to 0.28% of the total consideration to be received in the merger (i.e., the total consideration paid for BFI's equity securities, including amounts paid to holders of options, warrants and convertible securities, plus the principal amount of all indebtedness for borrowed money as set forth in the most recent consolidated balance sheet of BFI prior to the merger) reduced by the amount of any fees previously paid to Goldman Sachs pursuant to the engagement letter, for an aggregate fee of approximately $25.8 million based upon BFI's balance sheet as of December 31, 1998. BFI has also agreed to pay Goldman

Sachs its reasonable out-of-pocket expenses, including the fees and disbursements of its attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the United States federal securities laws.

     Pursuant to engagement letters dated May 3, 1999 and September 5, 1996, as amended, regarding financial advisory services previously rendered to BFI in connection with stockholder relations matters, including assisting BFI in evaluating any unsolicited acquisition proposals, Morgan Stanley will charge BFI a transaction fee of $3 million, which is payable upon consummation of the merger. Morgan Stanley participated in meetings regarding Allied Waste's June 3, 1998 all stock offer but did not provide an opinion, report or presentation in connection with the merger.

CERTAIN FINANCIAL PROJECTIONS

     During the course of the discussions between BFI and Allied Waste that led to the execution of the merger agreement, BFI provided Allied Waste or its representatives with certain information about BFI and its financial performance which was not and is not publicly available. The information provided included financial projections for BFI as an independent company, without regard to the impact to BFI of a transaction with Allied Waste. The projections do not take into account any of the potential effects of the transactions contemplated by the merger agreement. BFI's projections disclose, among other things, the following:

                                                         FISCAL YEAR ENDED SEPTEMBER 30
                                         ---------------------------------------------------------------
                                                                          PROJECTED
                                         ESTIMATED    --------------------------------------------------
                                           1999          2000          2001          2002         2003
                                         ---------    ----------    ----------    ----------    --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Base Revenue...........................  $4,234.0      $4,424.5      $4,623.6      $4,831.7     $5,049.1
Net Income.............................     351.5         407.2         497.2         565.5        642.8
Average Shares.........................     158.2         155.1         155.4         155.8        156.3
Earnings Per Share.....................      2.22          2.63          3.20          3.63         4.11
Total Assets...........................   5,057.7       5,242.6       5,368.4       5,471.0      5,551.5
Cash at Year End.......................      54.7          54.7          54.7          54.7         54.7

BFI has advised Allied Waste that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because the information was provided to Allied Waste.

     In addition, during the course of the discussions between BFI and Allied Waste that led to execution of the merger agreement, Allied Waste described to BFI or its representatives certain preliminary information on expected annual cost savings from the merger in the range of $350 million to $375 million from corporate selling, general and administrative expenses; field selling, general and administrative expenses; base company efficiencies; internalization; redundancies and integration benefits.

     The BFI projections and expected cost savings were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. BFI has advised Allied Waste that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. In addition, Allied Waste has advised BFI that its expectations with respect to the cost savings related to the merger are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections and expectations were based on a number of assumptions which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of BFI and Allied Waste. We cannot assure you that actual results will not vary materially from those described above. Our independent accountants have not examined or compiled the financial projections and accordingly do not provide any form of assurance with respect to the projections. The inclusion of this information should not be regarded as an indication that Allied

Waste or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. In light of the uncertainties inherent in any projected data, stockholders are cautioned not to place undue reliance on the projections. See "Forward-Looking Statements" on page 3.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  General

     The following is a summary of the material United States federal income tax consequences of the merger to BFI stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of BFI common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular BFI stockholder in light of such BFI stockholder's personal investment circumstances, or those BFI stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), BFI stockholders who hold shares of BFI common stock as part of a hedging, "straddle," conversion or other integrated transaction, or BFI stockholders who acquired their shares of BFI common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a BFI stockholder.

  Consequences of the Merger to BFI Stockholders

     The receipt of the merger consideration in the merger (including any cash amounts received by BFI stockholders that exercise appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of BFI common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in BFI common stock converted in the merger or subject to appraisal rights, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income), and will be short-term gain or loss if, at the effective time of the merger, the shares of BFI common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term, subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 20%.

  Transfer Taxes

     As a result of the merger, certain U.S. state and local real property transfer and real property gains taxes may be imposed. Allied Waste will pay those transfer taxes, if any, directly to state taxing authorities. The letter of transmittal which you will use to surrender your shares of BFI common stock will authorize Allied Waste or BFI to complete and file any necessary tax forms on your behalf or otherwise represent you before relevant taxing authorities with respect to any transfer taxes that result from the merger. For United States federal income tax purposes, any payments made on your behalf by Allied Waste should result in the deemed receipt of additional consideration in proportion to the number of shares which you own. In such event, you should be deemed to have paid those transfer taxes and therefore you should be permitted to reduce your gain (or increase your loss) on the sale by the amount of that tax. Accordingly, the payment of transfer taxes should have no effect on the amount of your gain or loss for United States federal income tax purposes in connection with the merger.

  Backup Tax Withholding

     Under the United States federal income tax backup withholding rules, unless an exemption applies, Allied Waste is required to and will withhold 31% of all payments to which a BFI stockholder or other payee is entitled in the merger, unless the BFI stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), and certifies under penalties of perjury that such number is correct. Each BFI stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain BFI stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for such year.

     BFI STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the merger, the merger may not be completed until applicable waiting period requirements have been satisfied. Allied Waste and BFI each filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on March 23, 1999. On April 22, 1999, the Department of Justice issued a request for additional information and other documentary materials to Allied Waste and BFI relating to the merger. Under the HSR Act, the merger may not be consummated until 20 days following the substantial compliance with such request by both parties, unless the 20-day period is earlier terminated by the Department of Justice.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Allied Waste or BFI or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Under the merger agreement, Allied Waste has agreed to offer to take (and if its offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust laws asserted by any governmental entity to enable the merger to be completed by September 15, 1999. See "The Merger Agreement -- Best Efforts; Antitrust Matters."

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with the excess of the purchase price after such allocations being recorded as goodwill).

MERGER FINANCING

  General

     It is expected that Allied Waste will require approximately $9 billion in order to complete the merger, including payments to be made to BFI stockholders and holders of BFI stock options, payments under certain BFI employee benefit plans and contracts, the refinancing of BFI and Allied Waste indebtedness, and the payment of fees and expenses. Allied Waste has received commitments from a bank group led by The Chase Manhattan Bank for $9.5 billion in senior financing to provide funds to complete the merger and to provide working capital for Allied Waste following the merger. In addition, Allied Waste has received commitments from a group led by affiliates of certain stockholders of Allied Waste to purchase for $1 billion a newly issued convertible preferred stock in order to provide funds for the merger. Allied Waste's obligations to complete the merger are not subject to its receipt of financing and, other than the condition that there will not have occurred and be continuing any material disruption of, or material adverse change in, financial, banking or capital market conditions prior to the effective time of the merger, the bank and equity commitments are subject to no material condition not also contained in the merger agreement.

  Bank Financing

     Bank financing commitments totaling $9.5 billion were received from The Chase Manhattan Bank, Citicorp USA, Inc., and DLJ Capital Funding Inc. (the "Initial Lenders"). The commitments consist of an aggregate of $7 billion of senior secured facilities and a $2.5 billion senior unsecured increasing rate note facility. The senior secured facilities consists of (1) a $1 billion Asset Sale Term Loan Facility maturing on the second anniversary of the effective time of the merger, (2) a $2.25 billion Tranche A Term Loan Facility maturing on the sixth anniversary of the effective time of the merger, (3) a $1 billion Tranche B Term Loan Facility maturing on the seventh anniversary of the effective time of the merger, (4) a $1.25 billion Tranche C Term Loan Facility maturing on the eighth anniversary of the effective time of the merger and (5) a $1.5 billion Revolving Facility maturing on the sixth anniversary of the effective time of the merger. The senior unsecured increasing rate note facility will mature on the fifth anniversary of the effective time of the merger; provided that the Initial Lenders will have the option to change, at any time prior to the effective time of the merger, the maturity date of the senior unsecured increasing rate note facility to the eighth anniversary of the effective time of the merger. Allied Waste may reduce amounts borrowed under the senior unsecured increasing rate note facility (and, thereafter, the senior secured facilities) by placements of senior subordinated notes or additional equity prior to, at or after the effective time of the merger. In addition, Allied Waste may reduce amounts borrowed under the Asset Sale Term Loan Facility (and thereafter the other senior secured facilities and the senior unsecured increasing rate note facility) through divestitures of non-core assets, prior to, at or after the effective time of the merger. After the effective time of the merger, the senior secured facilities and the senior unsecured increasing rate note facility also may be subject to mandatory prepayment.

     The Initial Lenders may, subject to certain limitations and after consultation with Allied Waste, change the pricing, terms or structure of the senior secured facilities or the unsecured increasing rate notes if the Initial Lenders reasonably determine that it is advisable to do so in order to ensure a successful syndication of the facilities.

     The obligations of Allied Waste North America, Inc., a wholly owned subsidiary of Allied Waste and the principal borrower under the senior secured facilities, and BFI (which will be a wholly owned subsidiary of Allied Waste if the merger is completed) under the senior secured facilities will be (1) secured by a first priority lien on (a) all of the equity interests in Allied Waste North America and its domestic subsidiaries and 65% of the equity interests in all of the foreign subsidiaries of Allied Waste North America and its domestic subsidiaries and (b) all tangible and intangible assets (other than certain landfill properties) owned by Allied Waste North America and its domestic subsidiaries and (2) guaranteed by Allied Waste and each of Allied Waste North America's domestic subsidiaries, in each case, subject to the prior consent of any unaffiliated minority equity holders to the extent that consent is required. The holders of the existing senior notes of Allied Waste North America and BFI will also be granted equal and ratable security interests in the stock of BFI's subsidiaries and assets of BFI and its subsidiaries to the extent granted as collateral for the senior secured facilities.

     Other than the right of the Initial Lenders to change certain terms, the unsecured increasing rate notes are not subject to changes in pricing, terms or structure in order to ensure a successful syndication thereof.

     The senior secured facilities and unsecured increasing rate notes will contain terms as to fees and pricing customary for financing of this type. In addition, the documentation will contain representations and warranties, covenants and events of default customary for financings of this type and reasonably satisfactory to the Initial Lenders.

  Equity Commitment

     An investor group led by Apollo Management IV, L.P. and Blackstone Capital Partners III Merchant Banking Fund L.P., affiliates of Allied Waste's two largest stockholders, private investment funds managed by Apollo Management III, L.P. and Blackstone Management Partners III, L.L.C., has committed to purchase for $1 billion, shares of a newly created senior convertible preferred stock of Allied Waste. Other members of the investor group include DLJ Merchant Banking Partners II, L.P. and Greenwich Street Capital Partners II, L.P. and certain of their respective affiliates. The Allied Waste senior convertible preferred stock will pay a dividend of at least 6.5% per year and is expected to be convertible into Allied Waste common stock. If the Allied Waste stockholders do not approve the conversion of the senior convertible preferred stock into Allied Waste common stock within six months of completion of the merger, the senior convertible preferred stock dividend rate will increase by 1% for each six-month period thereafter until the required stockholder approval is obtained; provided, however, that the maximum dividend rate will not exceed 12% per year. If by the 10th anniversary of completion of the merger, the senior convertible preferred stock has not been converted into Allied Waste common stock, the dividend rate will be fixed at that time at 12% per year. The equity commitment is conditioned upon the bank financing being completed on terms that in all material respects are as favorable to Allied Waste and its subsidiaries (after giving effect to the merger) as those set forth in the bank financing commitments, the termination or expiration of all applicable waiting periods under the HSR Act and the preparation, execution and delivery of definitive documents relating to the purchase and sale of the senior convertible preferred stock reasonably satisfactory to each investor. The equity commitment is not otherwise subject to any material condition not also contained in the merger agreement.

  Fraudulent Conveyance

     If at the effective time and after giving effect to the merger (including the proposed financing of the merger), BFI is, as a matter of United States federal or state law, determined to have (1) been insolvent or rendered insolvent by reason of the financing contemplated by the merger agreement, (2) engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the transfer of the consideration in the merger to BFI's stockholders may be deemed to be a "fraudulent transfer," or an otherwise impermissible dividend or distribution under applicable United States federal or state law, and therefore may be subject to claims of the respective creditors or trustees in bankruptcy of BFI, Allied Waste and Allied Waste North America or any of such corporations as a debtor-in-possession. If such a claim is asserted after the merger, there is a risk that persons who were BFI stockholders at the time of the merger will be ordered by a court to turn over to BFI, Allied Waste and Allied Waste North America or their respective creditors, trustees or debtors-in-possession in bankruptcy, all or a portion of the merger consideration they received in connection with the merger.

     The measures of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction that is being applied. Generally, however, a debtor will be considered insolvent at a particular time if the sum of its debts is then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities with respect to its existing debts as they became absolute and matured. It is a condition to the debt financing that The Chase Manhattan Bank receive a letter in form and substance and from an independent evaluation firm satisfactory to the Initial Lenders which sets forth that firm's opinion as to the solvency of Allied Waste after giving effect to the merger. The merger agreement provides that as conditions to BFI's obligation to consummate the merger, an independent evaluation firm will have delivered a solvency letter to BFI reasonably satisfactory in form and substance to BFI and that BFI will have received a certificate from Allied Waste regarding the solvency of Allied Waste and its subsidiaries, taken as a whole, giving effect to the merger and the transactions contemplated by the merger agreement, including the financing. There can be no assurance, however, that a court passing on these same issues would reach the same conclusion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

  General

     Some members of BFI management and the BFI Board have certain interests in the merger that are different from or in addition to the interests of BFI stockholders generally. These interests may create potential conflicts of interest. These additional interests relate to provisions in the merger agreement or BFI employee benefit plans and arrangements regarding:

     - certain change in control severance payments;

     - the treatment of outstanding BFI stock options and restricted stock;

     - the vesting of benefits under certain BFI employee benefits plans by reason of the merger;

     - lump sum payments of accrued benefits under BFI deferred compensation and certain benefit plans; and

     - the indemnification and provision of liability insurance for BFI directors and officers.

     All of these additional interests, to the extent material, are described below. Except as described below, such persons have, to the knowledge of BFI, no material interest in the merger apart from those of the BFI stockholders generally. The BFI Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

  Employment and Severance Agreements

     BFI has employment agreements with 21 officers and one director who is a former officer, which entitle them to severance payments upon a termination of employment following a change in control of BFI.

     Pursuant to the employment agreement with Mr. Ranck, in the event of a change in control, he may elect (within 12 months after the date of the change in control) to terminate employment and to receive a lump sum payment equal to three times the average annualized compensation included in gross income (including salary, bonus and compensation that has been deferred at the election of the officer, but excluding any gains from the exercise of stock options and stock premium received as deferred compensation) over the five years preceding the year in which the change in control occurs. The election by Mr. Ranck to take the change in control payment is in lieu of other benefits and rights under his employment agreement, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses, and certain stock option and indemnification rights.

     Pursuant to the employment agreements with Mr. Myers and Harry J. Phillips, a director and former Chief Executive Officer, in the event of a change in control, each may elect (within 12 months after the date of the change in control) to terminate employment and to receive a lump sum payment equal to three times his average annualized compensation included in gross income (which would exclude compensation that has been deferred at the election of the recipient) over the five years preceding the year in which the change in control occurs. The election by either Mr. Myers or Mr. Phillips to take the change in control payment is in lieu of other benefits and rights under their employment agreements, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses, and certain stock option and indemnification rights.

     Pursuant to the employment agreements with J. Gregory Muldoon, Jeffrey E. Curtiss and Rufus Wallingford, in the event of a change in control, the officer may elect (within 60 days after the date of the change in control) to terminate employment and to receive a lump sum payment equal to three times his average annualized compensation (including salary, bonus and compensation that has been deferred at the election of the officer, but excluding any gains from the exercise of stock options and stock premium received as deferred compensation) over the five years preceding the year in which the change in control occurs. These lump sum payments will terminate all of the officers' rights under their employment agreements, except, generally, certain indemnification rights and reimbursement for legal expenses.

     In addition to the five officers described above, 16 other officers and one director who is a former officer also will have the right to receive severance payments under their employment agreements upon termination of their employment following a change in control of BFI.

     In addition to the foregoing severance payments, all of the officers and the director referred to above are entitled to a reimbursement payment to eliminate the effect of any excise tax they must pay with respect to the compensation they receive in connection with a change in control.

     The merger will constitute a change in control of BFI for purposes of the employment agreements referred to above. Under the merger agreement, each of the officers referenced will be deemed to have terminated his or her employment upon completion of the merger and become entitled to receive severance payments under their employment agreements at the effective time of the merger. The severance pay to be received under the employment agreements by each of BFI's Chief Executive Officer, BFI's other four most highly compensated officers and its other 16 officers and one director as a group, are approximately as follows: Mr. Ranck $2,577,000, Mr. Muldoon $1,606,000, Mr. Myers $2,314,000, Mr. Curtiss
$1,385,000, Mr. Wallingford $1,475,000, Mr. Phillips $2,903,000 and others as a group $12,276,000.

  Effect of the Merger on Management Plans

     The merger will also constitute a change in control for purposes of BFI's Annual Management Incentive Plan and Long-Term Incentive Plan. Pursuant to the merger agreement, these plans will be terminated upon completion of the merger, and BFI or the surviving corporation will make payments to participants in accordance with the terms of such plans at that time or as soon as reasonably practicable thereafter. The payments to be received under these plans by each of BFI's Chief Executive Officer, BFI's other four most highly compensated officers, its other 16 officers as a group and its directors as a group, are approximately as follows: Mr. Ranck, $9,275,000; Mr. Muldoon, $4,698,000; Mr. Myers, $4,861,000; Mr. Curtiss, $2,747,000; Mr. Wallingford, $2,747,000; BFI's
other 16 officers as a group $18,339,000; and BFI's directors as a group (excluding Mr. Ranck) $1,411,000.

     Pursuant to the merger agreement, immediately prior to completion of the merger, BFI will also terminate BFI's Deferred Compensation Plan, Grandfathered Benefit Restoration Plan and Benefit Restoration Plan. Each of the participants in such plans, including BFI directors and officers, will receive lump sum payments of their account balances.

  Effect of the Merger on Stock Incentive Plans

     Immediately prior to completion of the merger, BFI will terminate the following BFI stock option plans: the Restated 1990 Stock Option Plan, Restated 1993 Non-Employee Director Stock Plan, Restated 1993 Stock Incentive Plan, Restated 1996 Stock Incentive Plan, and 1987 Stock Option Plan. Upon a change in control, all unvested BFI stock options granted under these plans vest and all restrictions attached to shares of restricted stock lapse. The number of stock options which will become vested because of the change in control of BFI with respect to BFI's chief executive officer, its other four most highly compensated officers, its other 16 officers as a group and its directors as a group, are approximately as follows: Mr. Ranck, 196,500; Mr. Muldoon, 96,500; Mr. Myers, 49,750; Mr. Curtiss, 32,375; Mr. Wallingford, 32,375; other 16 officers as a group, 307,825; directors as a group (excluding Mr. Ranck), 139,225.

     Upon completion of the merger, each outstanding stock option under these plans will be canceled, and Allied Waste or BFI will provide each holder of a BFI stock option with a lump sum cash payment (less applicable withholding taxes) equal to the excess of $45.00 over the exercise price per share of the BFI stock option, multiplied by the number of shares of BFI common stock subject to that BFI stock option.

     The payments to be made to BFI's chief executive officer, its other four most highly compensated officers, its other 16 officers as a group and its directors as a group (excluding Mr. Ranck) upon cancellation of all of their stock options, are approximately as follows: Mr. Ranck, $16,034,000; Mr. Muldoon, $3,980,000; Mr. Myers, $6,213,000; Mr. Curtiss, $3,436,000; Mr.
Wallingford, $1,850,000; BFI's other 16 officers as a group, $16,909,000; and BFI's directors as a group, $13,383,000.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Allied Waste has agreed that the indemnification provisions of the certificate of incorporation and bylaws of BFI as in effect at the time of the completion of the merger will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who at the effective time of the merger, were directors, officers, employees or agents of BFI.

     Allied Waste has agreed to cause the surviving corporation in the merger, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each present and former director, officer, employee, and agent of BFI or any of its subsidiaries against any costs or expenses (including attorneys' fees), damages and liabilities in connection with any actual or threatened claim or investigation in connection with any action or omission occurring or alleged to occur prior to the effective time of the merger (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of BFI) or arising out of or pertaining to the transactions contemplated by the merger agreement.

     The merger agreement requires that, for a period of six years after completion of the merger, Allied Waste will maintain in effect the current policies of directors' and officers' liability insurance maintained by BFI or policies of at least the same coverage.

AMENDMENT TO BFI RIGHTS AGREEMENT

     BFI amended the Rights Agreement, dated June 3, 1998, between BFI and First Chicago Trust Company of New York to provide that neither the merger nor the merger agreement will cause the rights to become exercisable and for the rights to expire immediately prior to completion of the merger.

                              THE MERGER AGREEMENT

     The following is a summary of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Merger Sub with and into BFI. BFI will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Allied Waste. The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed in writing by the parties and specified in the certificate of merger). The parties will file the certificate of merger promptly after the satisfaction or waiver of all conditions in the merger agreement. We cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See "-- Conditions to the Merger." We expect, however, to complete the merger in the third quarter of 1999.

MERGER CONSIDERATION

     The merger agreement provides that each share of BFI common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $45.00 in cash from Allied Waste, without interest. All treasury shares, shares owned by BFI's subsidiaries, Allied Waste or Allied Waste's subsidiaries will be canceled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any BFI shares are perfected by any BFI stockholders, then those shares will be treated as described under "Appraisal Rights."

PAYMENT PROCEDURES

     Allied Waste will appoint an exchange agent that will make payment of the merger consideration in exchange for certificates representing shares of BFI common stock. Allied Waste will deposit sufficient cash with the exchange agent at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the exchange agent will send BFI stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the exchange agent. The exchange agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to BFI stockholders promptly following the exchange agent's receipt and processing of BFI stock certificates and properly completed transmittal documents.

TREATMENT OF BFI STOCK OPTIONS

     The merger agreement provides that BFI will terminate BFI's Restated 1990 Stock Option Plan, Restated 1993 Non-Employee Director Stock Plan, Restated 1993 Stock Incentive Plan, Restated 1996 Stock Incentive Plan and 1987 Stock Option Plan immediately prior to the effective time of the merger without prejudice to the rights of the holders of BFI stock options awarded pursuant to such plans and, following that termination, grant no additional BFI stock options under these option plans.

     BFI has agreed to take all actions necessary prior to the effective time of the merger to provide that, upon the effective time of the merger, each outstanding option will automatically be canceled and holders of each BFI stock option will be paid the excess of $45.00 over the exercise price of the BFI stock option multiplied by the number of shares of BFI common stock subject to the option, less applicable withholding taxes.

DIRECTORS AND OFFICERS

     The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation. The officers of BFI, together with the persons designated by Allied Waste prior to the effective time of the merger, will be the officers of the surviving corporation, subject to the right of the Board of Directors of the surviving corporation to appoint or replace officers.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by BFI to Allied Waste, including representations and warranties relating to:

- due organization, power and standing, and other corporate matters;

- authorization, execution, delivery and enforceability of the merger agreement;

- capital structure;

- subsidiaries;

- conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

- reports and financial statements filed with the Securities and Exchange Commission (the "SEC") and the accuracy of the information in those documents;

- litigation;

- no violation of law;

- compliance with agreements;

- tax matters;

- retirement and other employee benefit plans;

- labor matters;

- environmental matters;

- non-competition agreements;

- title to assets;

- receipt of a fairness opinion;

- brokers' and finders' fees with respect to the merger;

- absence of changes having a material adverse effect on the business, financial condition or results of operations of BFI and its subsidiaries taken as a whole; and

- absence of undisclosed liabilities.

     The merger agreement also contains representations and warranties made by Allied Waste to BFI, including representations and warranties relating to:

- due organization, power and standing, and other corporate matters;

- conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

- availability of financing;

- absence of changes having a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole through the date of merger agreement;

- brokers' and finders' fees with respect to the merger;

- authorization, execution, delivery and enforceability of the merger agreement;

- ownership of BFI common stock;

- reports and financial statements filed with the SEC and the accuracy of the information in those documents; and

- absence of undisclosed liabilities.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE BUSINESS OF BFI PRIOR TO THE MERGER

     The BFI Board has agreed, subject to its fiduciary duties, to recommend that BFI's stockholders vote to approve the merger, and to use its reasonable best efforts to solicit proxies in favor of the merger.

     From the date of the merger agreement through the effective time of the merger, BFI and its subsidiaries are required to comply with certain restrictions on their conduct and operations. BFI has agreed (and has agreed to cause its subsidiaries) to conduct their business in the ordinary and usual course of business, consistent with past practice, to use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and, subject to restrictions imposed by applicable law, confer with one or more representatives of Allied Waste to report operational matters of materiality and the general status of ongoing operations.

     BFI has also agreed that prior to the effective time of the merger, except as provided under the merger agreement or with the prior written consent of Allied Waste, BFI will not and will cause its subsidiaries not to:

      (1) amend their respective certificates of incorporation or bylaws or equivalent constitutional documents;

      (2) split, combine or reclassify their outstanding capital stock;

      (3) declare, set aside or pay any dividend except for the payment of regular quarterly dividends on BFI common stock not in excess of $0.19 per share declared and payable at times consistent with past practice;

      (4) issue, sell, pledge or dispose of any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock or any debt or equity securities convertible into or exchangeable for that capital stock;

      (5) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business or under certain existing or proposed credit facilities up to the existing borrowing limit on the date of the merger agreement;

      (6) redeem, purchase, or acquire any shares of its capital stock or any options, warrants, or rights to acquire any of its capital stock, or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding BFI options pursuant to the terms of the BFI option plans;

      (7) make any acquisition of any assets or businesses, other than expenditures for current, fixed or capital assets in the ordinary course of business;

      (8) sell, pledge, dispose of or encumber any assets or businesses other than sales of businesses or assets disclosed to Allied Waste in connection with the merger agreement;

      (9) acquire or agree to acquire any assets or businesses if that acquisition or agreement may reasonably be expected to delay the completion of the merger;

     (10) acquire or agree to acquire any assets or businesses if those assets or businesses are not in industries in which BFI currently operates, unless those assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which BFI currently operates and it is reasonable to acquire such incidental businesses or assets in connection with that acquisition;

     (11) acquire or agree to acquire all or substantially all of the business, assets, properties or capital stock of any entity with securities registered under the Securities Act of 1933 or the Securities Exchange Act of 1934;

     (12) enter into or amend any employment, severance, or special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons;

     (13) increase the salary or monetary compensation of any person, except for increases consistent with past practice as reflected in BFI's annual budget for fiscal 1999 or except pursuant to applicable law or previously existing contractual arrangements;

     (14) adopt, enter into or amend to increase benefits or obligations any employee benefit arrangement, except in the ordinary course of business, other than to comply with law or as required by contract;

     (15) make expenditures or enter into any binding commitment or contract to make expenditures, except as included in, or consistent with, BFI's annual budget for fiscal 1999;

     (16) enter into any contract or commitment providing for the provision of services (including, but not limited to, waste disposal, waste hauling, or landfill use) by BFI or any of its subsidiaries that has a term of more than three years and is reasonably expected to generate more than $15 million in revenues over its term;

     (17) enter into any contract or commitment providing for the purchase of services by BFI or any of its subsidiaries that has a term of more than one year and is reasonably expected to involve payments of more than $1 million over its term; or

     (18) make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or that would reasonably be expected to materially increase the obligations of BFI or the surviving corporation in the merger to pay taxes in the future.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The merger agreement provides that BFI and its subsidiaries will not, and will use reasonable efforts to cause any officer, director or employee of BFI, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, solicit, negotiate, encourage or provide non-public information to facilitate, any proposal to acquire all or any substantial part of the business, properties or capital stock of BFI, whether by merger, tender offer, purchase of assets or otherwise (an "acquisition transaction").

     BFI may, prior to receipt of the BFI stockholders' approval of the merger, furnish non-public information to and negotiate with any person who makes an unsolicited bona fide written proposal or offer with respect to an acquisition transaction (an "acquisition proposal") which:

     - the BFI Board determines in good faith, after consultation with its independent financial advisor, could reasonably be expected, if completed, to result in an acquisition more favorable to BFI stockholders than the merger with Allied Waste, and

     - the BFI Board determines in good faith, after consulting with its outside legal counsel, it is reasonably necessary for the BFI Board to consider in order to act in a manner consistent with their fiduciary duties or that the failure to provide non-public information to or negotiate with the persons making the acquisition proposal would be reasonably likely to constitute a breach of the BFI Board's fiduciary duties to BFI stockholders.

     If the BFI Board, in good faith, has determined that an acquisition proposal that could reasonably be expected to result in a transaction more favorable to BFI stockholders is reasonably likely to be completed (a "superior proposal"), the BFI Board may, upon at least two days' prior written notice to Allied Waste and payment to Allied Waste of a termination fee of $225 million, resolve to accept or recommend, or enter into agreements relating to, the superior proposal.

     The merger agreement requires BFI to promptly notify Allied Waste after receipt of any acquisition proposal, indication of interest or request for non-public information relating to BFI or its subsidiaries in connection with an acquisition proposal or for access to the properties, books or records of BFI or any subsidiary by any person or entity that informs the BFI Board or such subsidiary that it is considering making, or has made, an acquisition proposal.

EMPLOYEE BENEFITS

     Allied Waste has agreed to assume and honor, or cause the surviving corporation in the merger to assume and honor, all BFI employee benefit plans pursuant to the terms of those plans. However, except as expressly provided by the merger agreement, Allied Waste has no obligation under the merger agreement to continue to provide benefits under such plans in respect of periods following the effective time of the merger and is not prevented by the merger agreement from terminating such plans.

     BFI and Allied Waste have agreed that, prior to the effective time of the merger, BFI may take all action necessary to terminate BFI's Deferred Compensation Plan, Grandfathered Benefit Restoration Plan and Benefit Restoration Plan and to permit participants in such plans to receive lump sum payments of their accrued benefits (as determined under the provisions of such plans as in effect on the date of the merger agreement) under such plans at the effective time of the merger.

     BFI and Allied Waste have agreed that, prior to the effective time of the merger, BFI may take all action necessary to amend BFI's Retirement Plan to provide that (1) as of the effective time of the merger, the accrued benefit of participants in the Retirement Plan is frozen as of such date (including with respect to the crediting of accruals following the effective time of the merger) and consistent with the current provisions of the plan, a credit for 1999 accruals is made under the cash balance portion of the plan through the effective time of the merger and (2) following the effective time of the merger, no new participants may enter the Retirement Plan; but participants as of the effective time of the merger will continue to vest in their accrued benefit, continue to receive annual interest credits under the cash balance portion of the plan at the rate provided pursuant to the existing terms of the plan and continue to have compensation considered for purposes of calculation of "Final Average Compensation" under the non-cash balance portion of the plan (to the extent so considered as of the date of the merger agreement). The merger agreement does not prohibit Allied Waste from terminating the Retirement Plan in compliance with applicable law at any time after the effective time of the merger.

     Allied Waste currently intends, or intends to cause the surviving corporation in the merger to, provide, for a period of at least one year following the effective time of the merger, employee benefits and incentive compensation to active employees of BFI and its subsidiaries employed as of the effective time of the merger who are not covered by any collective bargaining agreement ("BFI non-union employees") that are no less favorable in the aggregate than those provided to similarly situated employees of Allied Waste and its subsidiaries (excluding, however, severance payments for the employees described below).

     Pursuant to the merger agreement, each BFI officer with an employment agreement will be deemed to have terminated employment at the effective time of the merger and will be entitled to receive change in control severance payments under such officer's employment agreement at the effective time of the merger.

     Allied Waste has agreed to provide BFI non-union employees who do not have employment agreements and who would not otherwise receive greater severance pay under other BFI severance programs with severance benefits if such employees' employment is involuntarily terminated without cause (including termination of employment by reason of "constructive discharge" that, for purposes of the merger agreement, means a reduction of base salary or wages or forced relocation of more than 30 miles) during the period commencing upon the effective time of the merger and ending 12 months after the effective time of the merger. Eligible employees will be entitled to receive a lump sum of severance pay equal to two weeks of weekly base salary or wages for each whole year of service with BFI or its subsidiaries (or may elect to receive such severance pay in installments over a number of weeks on which the severance pay is based), with minimum severance pay equal to one week of base salary or wages (for employees with at least six months of service as of the date of termination) and maximum severance pay equal to 52 weeks of base salary or wages. Any severance pay to which a BFI non-union employee is entitled under the severance program will be reduced by the severance pay the employee receives from any other source.

     Allied Waste has also agreed to use reasonable efforts to provide to any BFI non-union employee whose employment is involuntarily terminated without cause (including by reason of constructive discharge), during the 12 months following the effective time of the merger and who is age 50 or older on or within 30 days following the date of termination, continued medical, dental, and vision coverage for such employee and his or her dependents from the date of termination until age 65, at the employee's expense.

     Subject to applicable law and to the extent permitted by applicable insurance policies, Allied Waste has agreed to provide any BFI non-union employee whose employment is involuntarily terminated without cause (including by reason of constructive discharge) during the 12 months following the effective time of the merger and who elects to receive severance pay in installments under the severance program described above, with medical, dental and vision coverage for the number of weeks of severance pay to which the employee is entitled, up to a maximum of 52 weeks, at the same cost to the employee as in effect for actively employed BFI employees.

     Allied Waste has also agreed to provide outplacement services to certain BFI non-union employees.

     For purposes of all employee benefit plans maintained by or contributed to by Allied Waste or its subsidiaries in which BFI non-union employees participate, Allied Waste will cause each such plan to treat the prior service with BFI and its subsidiaries of each employee as service rendered to Allied Waste or its subsidiaries, as the case may be, for purposes of eligibility to participate, vesting, benefit accrual, and levels of benefits under such plans; provided that the foregoing will not apply to the extent that its application would result in duplication of accrual of benefits, or with respect to newly established plans and programs for which prior service of Allied Waste employees is not taken into account.

BEST EFFORTS; ANTITRUST MATTERS

     Allied Waste and BFI have agreed to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the merger, including using reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Allied Waste and BFI and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals, and SEC "no-action" letters to effect all necessary registrations, filings, and submissions and to lift any injunction or other legal bar to the merger (and, in such case, to proceed with the merger as expeditiously as possible). In addition, subject to the fiduciary duties of the respective Boards of Directors of BFI and Allied Waste, none of the parties to the merger agreement will knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent completion of the merger. Allied Waste has also agreed to use its reasonable best efforts to cause the satisfaction of the conditions to the receipt of funds pursuant to the financing commitments obtained in connection with the merger.

     The merger agreement requires Allied Waste to offer to take (and if such offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the Federal Trade Commission, the Department of Justice, any state attorney general or any other governmental entity with respect to the merger so as to enable the effective time of the merger to occur prior to September 15, 1999, and to defend through litigation on the merits any claim asserted in any court by any party, including appeals.

     Allied Waste has agreed that it will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of such assets or businesses of Allied Waste or, effective as of the effective time of the merger, the surviving corporation in the merger, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Allied Waste, the surviving corporation in the merger or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the effective time of the merger beyond September 15, 1999.

     BFI has agreed that, at the request of Allied Waste, it will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of BFI or any of its subsidiaries, provided that any such action may be conditioned upon the completion of the merger.

     If Allied Waste complies with all of its obligations under the merger agreement with respect to antitrust and competition matters, but there is no action that Allied Waste or BFI can undertake or offer to undertake that would eliminate the impediment asserted by the Federal Trade Commission, the Department of Justice, or any state attorney general or other order in any suit or proceeding, in order for the effective time of the merger to occur prior to September 15, 1999, or, if that date is extended, December 31, 1999, then, assuming all conditions other than those relating to such impediment or order have been satisfied or waived, Allied Waste will not be deemed to have breached its obligations under the merger agreement with respect to antitrust and competition matters. See "-- Termination Fees."

INDEMNIFICATION

     Allied Waste has agreed that the indemnification provisions of the certificate of incorporation and bylaws of BFI as in effect at the effective time of the merger will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who at the effective time of the merger, were directors, officers, employees or agents of BFI.

     Allied Waste has agreed to cause the surviving corporation in the merger, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each present and former director, officer, employee, and agent of BFI or any of its subsidiaries against any costs or expenses (including attorneys' fees), damages and liabilities in connection with any actual or threatened claim or investigation in connection with any action or omission occurring or alleged to occur prior to the effective time of the merger (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of BFI) or arising out of or pertaining to the transactions contemplated by the merger agreement.

     Allied Waste has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BFI and its subsidiaries (provided that Allied Waste may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts will be no less than the coverages and amounts provided at that time for Allied Waste's directors and officers) with respect to matters arising on or before the effective time of the merger.

CONDITIONS TO THE MERGER

     The obligations of BFI, Allied Waste and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

     (1) the merger agreement and the merger have been approved by the holders of a majority of the shares of BFI common stock;

     (2) no provision of any applicable domestic (whether federal, state or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction is in effect that has the effect of making the merger or the financing illegal or otherwise restrains or prohibits the completion of the merger or the financing (each party having agreed to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted), except for any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to

        - have a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole (after giving effect to the merger),

        - result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine), or

        - result in Allied Waste or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of Allied Waste's or BFI's business that (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole (after giving effect to the merger); and

     (3) the waiting period applicable to completion of the merger under the HSR Act has expired or been terminated.

     Unless waived by BFI, the obligation of BFI to complete the merger is subject to the satisfaction of the following additional conditions:

     (1) Allied Waste and Merger Sub have performed their agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger, and the representations and warranties of Allied Waste and Merger Sub contained in the merger agreement are true and correct on and as of the effective time of the merger (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole;

     (2) Allied Waste has delivered a certificate to BFI, in form and substance reasonably satisfactory to BFI, to the effect that, at the effective time of the merger, after giving effect to the merger and the related transactions, Allied Waste and its subsidiaries, taken as a whole, will not (a) be insolvent, (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured; and

     (3) BFI has received a solvency letter from an independent appraiser as to Allied Waste's solvency, in form and substance reasonably satisfactory to BFI.

     Unless waived by Allied Waste and Merger Sub, the obligations of Allied Waste and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions:

     (1) BFI has performed its agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger, and the representations and warranties of BFI contained in the merger agreement are true and correct on and as of the effective time of the merger (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BFI and its subsidiaries taken as a whole;

     (2) all statutory approvals required to be obtained in order to permit completion of the merger under applicable law have been obtained, except for approvals the failure of which to obtain would not, singly or in the aggregate,

        - reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole (after giving effect to the merger),

        - result in a criminal violation, other than a misdemeanor the only penalty for which is a monetary fine, or

        - result in Allied Waste or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of business of Allied Waste or BFI which (after taking into account the anticipated impact of that failure to so meet such standards on other authorities) could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole (after giving effect to the merger); and

     (3) all consents, approvals or authorizations required to be obtained pursuant to any contract or permit to which BFI or its subsidiaries are a party or of which BFI or its subsidiaries are a beneficiary in order to avoid a material adverse effect on the business, financial condition or results of operations of Allied Waste and its subsidiaries taken as a whole (after giving effect to the merger) have been obtained.

TERMINATION OR AMENDMENT

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by the stockholders of BFI):

     (1) by mutual written consent of BFI and Allied Waste;

     (2) by either BFI or Allied Waste if the merger has not been completed by September 15, 1999, except that date will automatically be extended until December 31, 1999 if, on September 15, 1999, the waiting period under the HSR Act has not expired or been terminated or any injunction, order or decree prohibits or restrains the completion of the merger; provided, however, that this right to terminate will not be available to any party where failure to fulfill its obligations under the merger agreement caused the failure to complete the merger by the applicable date;

     (3) by either BFI or Allied Waste if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the completion of the merger, and such judgment, injunction, order or decree has become final and was not entered at the request of the terminating party;

     (4) by either BFI or Allied Waste if there has been a breach by the other party of any representation, warranty, covenant, or agreement set forth in the merger agreement which would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Allied Waste or BFI, as the case may be, and its respective subsidiaries taken as a whole, or prevent or delay the completion of the merger beyond the date specified in paragraph (2) above, and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party;

     (5) by BFI, after giving Allied Waste at least two days' prior written notice of its intention to terminate the merger agreement and paying a termination fee of $225 million, if, prior to receipt of the BFI stockholders' approval of the merger agreement, (a) BFI receives a superior proposal that it resolves to accept or (b) a tender or exchange offer is commenced by any person or group for all outstanding shares of BFI common stock and the BFI Board determines, in good faith and after consultation with its independent financial advisor, that the offer could reasonably be expected to be a superior proposal and resolves to accept that superior proposal or recommend to BFI stockholders that they tender their shares in that tender or exchange offer;

     (6) by Allied Waste if the BFI Board has (a) failed to recommend, or has withdrawn, modified or amended in any material respects its approval or recommendation of the merger or has resolved to do any of the foregoing, or (b) recommended another acquisition proposal or resolved to accept a superior proposal or has recommended to BFI stockholders that they tender their shares in a tender or an exchange offer commenced by a third party; or

     (7) by Allied Waste or BFI, if the stockholders of BFI fail to approve the merger at the special meeting or any adjournment or postponement thereof.

TERMINATION FEES

     The merger agreement obligates BFI to pay a fee to Allied Waste equal to $225 million if:

     (1) BFI terminates the merger agreement for the reasons described in paragraph (5) of "-- Termination or Amendment;"

     (2) Allied Waste terminates the merger agreement for the reasons described in paragraph (6) of "-- Termination or Amendment;" or

     (3) the merger agreement is terminated for any reason at a time at which Allied Waste was not in material breach of its obligations contained in the merger agreement and was entitled to terminate the merger agreement because BFI stockholders had not approved the merger and, prior to the time of the special meeting, an acquisition proposal had been made, and on or prior to the nine month anniversary of the termination of the merger agreement, either:

        - BFI or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do so) with respect to an acquisition transaction involving a person or group that made an acquisition proposal on or after March 7, 1999 and prior to the special meeting, and such acquisition transaction is completed; or

        - an acquisition transaction otherwise occurs with any person who made a proposal with respect to an acquisition transaction no later than 90 days after termination of the merger agreement.

     Allied Waste has agreed to pay to BFI a fee equal to $225 million if the merger agreement is terminated for the reasons described in paragraph (2) of "-- Termination or Amendment" and at such time:

     (1) Allied Waste or its subsidiaries have not received sufficient funds pursuant to the financing commitments obtained in connection with the merger agreement to complete the merger;

     (2) all conditions to Allied Waste's obligation to complete the merger have been satisfied, other than conditions relating to the HSR Act or any law, order, judgment or injunction concerning antitrust or competition matters; and

     (3) BFI is not in breach of any of its representations or obligations set forth in the merger agreement, except for breaches that did not prevent Allied Waste from obtaining funds pursuant to the definitive agreement relating to the debt financing for the merger.

     If (1) Allied Waste is not in breach of any of its representations or obligations set forth in the merger agreement, except for breaches which did not result in a failure to satisfy the conditions to obtaining funds pursuant to the definitive agreement relating to the debt financing for the merger, and (2) at the time the definitive agreement relating to the debt financing for the merger was executed, Allied Waste was not in breach of any of its representations and warranties in that agreement with respect to Allied Waste and, to the best of Allied Waste's knowledge, Allied Waste was not in breach of its representations and warranties in that agreement with respect to BFI, in either case, except for breaches that would not prevent Allied Waste from obtaining funds under the definitive agreement relating to the debt financing for the merger, payment of the $225 million termination fee by Allied Waste in the circumstances described above will relieve Allied Waste from all liability arising out of the failure of the merger to occur on or prior to September 15, 1999 or, if that date is extended, December 31, 1999. Otherwise, if all of the above requirements for the payment of a fee by Allied Waste are satisfied, then Allied Waste will be obligated to pay the $225 million fee, and such fee will be credited against any amount for which Allied Waste may be held liable in connection with the failure to complete the merger. Allied Waste will not have any liability to BFI for Allied Waste's failure to obtain funds pursuant to the definitive agreement relating to the debt financing for the merger as a result of a breach by BFI of any of BFI's representations or obligations set forth in the merger agreement.

     Allied Waste has also agreed to pay to BFI a fee equal to $225 million if the merger agreement is terminated for reasons described in paragraph (2) or, to the extent related to antitrust or competition matters, paragraph (3) of "-- Termination or Amendment" and at such time:

     (1) the waiting period under the HSR Act has not expired or been terminated or the merger is prohibited or restrained by any injunction, order or decree relating to antitrust or competition matters; and

     (2) all of the other conditions to Allied Waste's obligation to complete the merger have been satisfied or would be satisfied absent the occurrence or failure to occur of the events described in paragraph (1) above except conditions insofar as they relate to the delivery of officers certificates and conditions that are not (or would not be) so satisfied as a result of Allied Waste's breach of the merger agreement.

     Payment of the $225 million termination fee by Allied Waste in the circumstances described above will relieve Allied Waste from all liability arising out of the failure of the merger to occur on or prior to

September 15, 1999 or, if that date is extended, December 31, 1999, unless Allied Waste has failed to comply with its obligations under the merger agreement with respect to antitrust or competition matters. See "-- Best Efforts; Antitrust Matters."

EXPENSES

     The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing this proxy statement will be shared equally by Allied Waste and BFI.

AMENDMENT

     Provisions of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is signed by the respective parties to the merger agreement (and approved by their respective Boards of Directors) in the case of an amendment, or by the party against whom the waiver is to be effective in the case of a waiver.

                                APPRAISAL RIGHTS

     Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), any holder of BFI common stock who does not wish to accept the $45.00 per share merger consideration may dissent from the merger and elect to have the fair value of such shares of BFI common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Appendix C. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of BFI common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of BFI common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, BFI believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

     - THE STOCKHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger.

     - THE STOCKHOLDER MUST DELIVER TO BFI A WRITTEN DEMAND FOR APPRAISAL BEFORE THE VOTE ON THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     - The stockholder must continuously hold such shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

     - The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of BFI common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of BFI common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of BFI common stock owned and that such stockholder intends to demand appraisal of such stockholder's BFI common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: Edward C. Norwood, Vice President and Secretary, Browning-Ferris Industries, Inc., 757 N. Eldridge, Houston, Texas 77079.

     If the merger is approved, Allied Waste will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of BFI who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of BFI common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

     Under the merger agreement, BFI has agreed to give Allied Waste prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served in accordance with the DGCL and received by BFI. Allied Waste will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. BFI will not, except with the prior written consent of Allied Waste, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

     If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of BFI common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Court of Chancery may determine such fair value to be more than, less than or equal to the consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon the application of any stockholder, the Delaware Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled to such interest. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE $45.00 PER SHARE MERGER CONSIDERATION. THE GOLDMAN SACHS OPINION IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

     Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of such stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in the appraisal proceeding. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of June 10, 1999, the amount of BFI common stock beneficially owned by each of its directors, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

                                      SHARES BENEFICIALLY
                                             OWNED
                                        SOLE VOTING AND         OPTIONS          OTHER
                                          INVESTMENT          EXERCISABLE      BENEFICIAL        PERCENT OF
NAME                                       POWER(1)          WITHIN 60 DAYS    OWNERSHIP           CLASS
----                                  -------------------    --------------    ----------        ----------
William D. Ruckelshaus..............          97,389              66,250          2,655(2)            *
Bruce E. Ranck......................         110,318             770,900          6,481(2)            *
J. Gregory Muldoon..................          54,968             179,000          4,136(2)            *
Norman A. Myers.....................         250,038             356,250          4,803(2)            *
Jeffrey E. Curtiss..................          51,835             154,125(3)       3,911(2)(4)         *
Rufus Wallingford...................          14,959              83,375(9)       6,201               *
John W. Alden.......................             257                 -0-            -0-               *
Gregory D. Brenneman................             881               3,125            -0-               *
William T. Butler...................           4,384              38,750            -0-               *
Gerald Grinstein....................           2,006              38,750          1,000(5)            *
Robert J. Herbold...................             257                 -0-            -0-               *
Harry J. Phillips, Sr. .............         367,943(6)          402,100          7,478(2)(7)         *
Joseph L. Roberts, Jr...............           1,884              38,750            -0-               *
Marc J. Shapiro.....................           4,884              11,250            -0-               *
Robert M. Teeter....................          33,884(8)            8,750(8)         -0-               *
Marina v. N. Whitman................           3,884              38,750            -0-               *
All Executive Officers and Directors
  as a Group (20 persons)...........       1,041,666           2,556,200         49,946             2.2%

---------------
 *  Less than one percent.

(1) Includes restricted shares of BFI common stock. The holder has sole voting power and no investment power until these restricted shares vest. After vesting, the holder has sole investment and voting powers.

(2) Represents shares of BFI common stock allocated to the employee through participation in BFI's Employee Stock Ownership and Savings Plan according to the latest statement for such plan. These shares can be voted by each employee, and each employee has investment authority over the shares held in the employee's account in such plan, except for shares acquired with BFI matching contributions. In the case of a tender offer, the trustee shall tender or not tender these shares as directed by each participant.

(3) Includes options to purchase 15,000 shares of BFI common stock that were transferred by Mr. Curtiss to family trusts.

(4) Includes 2,000 shares of BFI common stock held by spouse in which Mr. Curtiss claims an indirect ownership.

(5) Shares of BFI common stock held jointly with spouse.

(6) Includes 292,334 shares of BFI common stock held by a limited partnership of which Mr. Phillips is sole general partner.

(7) Includes 877 shares of BFI common stock held by spouse in which Mr. Phillips claims an indirect ownership.

(8) All shares of BFI common stock held in a trust of which Mr. Teeter serves as the trustee.

(9) Includes options to purchase 4,750 shares of BFI common stock that were transferred by Mr. Wallingford to family members.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning each person known by BFI to own beneficially more than 5% of the outstanding voting shares of BFI common stock as of December 31, 1998.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                        OWNED(1)        CLASS
------------------------                                      ------------    ----------
Fidelity Management and Research Corporation................   11,358,075         7.1%
  87 Devonshire Street
  Boston, Massachusetts 02109-3605
Capital Research and Management Company.....................   16,832,500        10.5%
  333 South Hope Street
  Los Angeles, California 90071-1447

---------------
(1) Information is based on Schedule 13Gs filed with the SEC for December 31, 1998.

                         SELECTED FINANCIAL DATA OF BFI

     Our selected historical financial data set forth below for the five years ended September 30, 1998 has been derived from our audited consolidated financial statements. The financial data for the six-month periods ended March 31, 1999 and 1998 has been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial positions and the results of operations for these periods. The financial data should be read in connection with our previously filed financial statements and related notes. See "Incorporation of Certain Documents by Reference."

                                           SIX MONTHS
                                         ENDED MARCH 31,                      FOR THE YEAR ENDED SEPTEMBER 30,
                                     -----------------------   --------------------------------------------------------------
                                        1999         1998         1998         1997         1996         1995         1994
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
OPERATING STATEMENT DATA:
Revenues...........................  $2,078,623   $2,650,459   $4,745,748   $5,782,972   $5,779,277   $5,779,351   $4,314,541
Income (loss) before extraordinary
  items and cumulative effects of
  changes in accounting
  principles.......................  $  138,776   $  180,101   $  349,373   $  283,695   $  (89,172)  $  384,561   $  283,973
Net income (loss)..................  $  138,776   $  169,539   $  338,811   $  265,214   $ (101,331)  $  384,561   $  278,710
Income (loss) per share
  Diluted --
    Income (loss) before
      extraordinary items and
      cumulative effects of changes
      in accounting principles.....  $      .86   $      .95   $     1.93   $     1.39   $    (0.45)  $     1.92   $     1.52
Net income (loss) per share........  $      .86   $      .90   $     1.87   $     1.30   $    (0.51)  $     1.92   $     1.49
Cash dividends per common share....  $      .38   $      .38   $      .76   $      .70   $      .68   $      .68   $      .68
SELECTED BALANCE SHEET DATA:
Property and equipment, net........  $2,847,495   $2,705,914   $2,812,221   $3,567,155   $3,920,721   $3,722,292   $3,049,767
Total assets.......................  $4,934,165   $4,901,507   $4,999,481   $6,678,292   $7,600,906   $7,460,372   $5,796,955
Long-term debt, net of current
  portion..........................  $1,971,009   $1,216,385   $1,792,863   $1,675,162   $2,766,885   $2,410,748   $1,458,629
Common stockholders' equity........  $1,301,935   $1,901,360   $1,413,458   $2,660,763   $2,510,278   $2,741,750   $2,391,680
SUPPLEMENTAL INFORMATION(A):
Income before special charges
  (credits), extraordinary items
  and cumulative effects of changes
  in accounting principles.........  $  154,457   $  167,223   $  336,495   $  332,822   $  273,014   $  384,561   $  283,973

---------------
(A) Amounts provided supplementally are measures of financial performance that are not in conformity with generally accepted accounting principles because certain items of income (expense) have been excluded. This supplemental information has been provided because we understand that such information is used by certain investors when analyzing our financial condition and performance.

           MARKET PRICE OF BFI COMMON STOCK AND DIVIDEND INFORMATION

     BFI common stock is traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the London Stock Exchange. The table below sets forth by fiscal quarter, since the beginning of BFI's fiscal year ended September 30, 1997, the high and low sales prices of BFI common stock on the New York Stock Exchange Composite Transactions Tape, as reported in The Wall Street Journal.

                                                              MARKET PRICES       CASH
                                                              --------------    DIVIDENDS
                                                              HIGH      LOW     PER SHARE
                                                              -----    -----    ---------
FISCAL YEAR 1997
  First Quarter.............................................   $27 5/8  $24 1/8   $0.17
  Second Quarter............................................    32 7/8   25 3/4    0.17
  Third Quarter.............................................    35 1/2   26 3/8    0.17
  Fourth Quarter............................................    38 13/16   33 7/8    0.19
FISCAL YEAR 1998
  First Quarter.............................................    38 7/8   29 7/16    0.19
  Second Quarter............................................    38 1/8   30        0.19
  Third Quarter.............................................    37 1/8   31 1/2    0.19
  Fourth Quarter............................................    38 5/8   30 1/4    0.19
FISCAL YEAR 1999
  First Quarter.............................................    36 3/8   28        0.19
  Second Quarter............................................    40       26 1/8    0.19
  Third Quarter (through June 11, 1999).....................    43       38 5/16    0.19

     On March 5, 1999, the last full trading day prior to the public announcement of the merger agreement, the high and low trading prices of BFI common stock as reported on the New York Stock Exchange Composite Transactions Tape were $35 15/16 and $33 3/4, respectively. On June 11, 1999, the last full trading day prior to the date of this proxy statement, the closing price for BFI common stock as reported on New York Stock Exchange Composite Transactions Tape was $42 11/16.

     BFI stockholders are encouraged to obtain current market quotations for BFI common stock.

     On June 2, 1999, the BFI Board declared a dividend on BFI common stock of $0.19 per share payable on July 6, 1999 to holders of record on June 15, 1999. Under the merger agreement, BFI has agreed that, until the merger is completed or the merger agreement is otherwise terminated, it will not declare, set aside or pay any dividend or distribution on BFI common stock, other than regular quarterly dividends on BFI common stock of $0.19 per share with declaration and payment dates consistent with past practice.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent public auditors for BFI for fiscal years 1998 and 1999, has advised BFI that it will have representatives present at the special meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any BFI stockholder who wishes to submit a proposal to be considered for inclusion in the proxy materials relating to the 2000 Annual Meeting of Stockholders must deliver such proposal to the Secretary of BFI. The proposal must be received at our executive offices (757 N. Eldridge, Houston, Texas 77079) no later than September 29, 1999. Any BFI stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials must deliver the proposal to us no later than October 29, 1999. We reserve the right to disregard or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If the merger is completed, there will be no 2000 Annual Meeting of Stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of BFI and Allied Waste is subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     You may also read reports, proxy statements and other information relating to BFI and Allied Waste at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     BFI hereby incorporates by reference into this proxy statement the following documents that have been filed with the SEC (File No. 1-6805): (1) Annual Report on Form 10-K for the year ended September 30, 1998; (2) Quarterly Reports on Form 10-Q for the periods ended December 31, 1998 and March 31, 1999; and (3) Current Reports on Form 8-K filed on January 15, 1999 and March 15, 1999.

     All documents and reports filed by BFI pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Browning-Ferris Industries, Inc., 757 N. Eldridge, Houston, Texas 77079, Attention: Assistant Corporate Secretary (telephone number 281-870-8100). A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 MARCH 7, 1999

                    AS AMENDED AND RESTATED ON MAY 21, 1999

                                     AMONG

                        BROWNING-FERRIS INDUSTRIES, INC.

                         ALLIED WASTE INDUSTRIES, INC.

                                      AND

                         AWIN I ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     THE MERGER..................................................   A-4
              SECTION 1.01. The Merger....................................   A-4
              SECTION 1.02. Conversion of Shares..........................   A-4
              SECTION 1.03. Payment of Shares.............................   A-5
              SECTION 1.04. Stock Options.................................   A-6
              SECTION 1.05. Dissenting Shares.............................   A-6
ARTICLE II    THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS...........   A-7
              SECTION 2.01. Certificate of Incorporation..................   A-7
              SECTION 2.02. Bylaws........................................   A-7
              SECTION 2.03. Directors and Officers........................   A-7
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
                SUBSIDIARY................................................   A-7
              SECTION 3.01. Organization and Qualification................   A-8
              SECTION 3.02. Authority; Non-Contravention; Approvals.......   A-8
              SECTION 3.03. Proxy Statement...............................   A-9
              SECTION 3.04. Ownership of Company Common Stock.............   A-9
              SECTION 3.05. Financing.....................................   A-9
              SECTION 3.06. Reports, Financial Statements, etc. ..........   A-9
              SECTION 3.07. Brokers and Finders...........................  A-10
              SECTION 3.08. Absence of Undisclosed Liabilities............  A-10
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-10
              SECTION 4.01. Organization and Qualification................  A-10
              SECTION 4.02. Capitalization................................  A-10
              SECTION 4.03. Subsidiaries..................................  A-12
              SECTION 4.04. Authority; Non-Contravention; Approvals.......  A-12
              SECTION 4.05. Reports and Financial Statements..............  A-13
              SECTION 4.06. Absence of Undisclosed Liabilities............  A-13
              SECTION 4.07. Absence of Certain Changes or Events..........  A-14
              SECTION 4.08. Litigation....................................  A-14
              SECTION 4.09. Proxy Statement...............................  A-14
              SECTION 4.10. No Violation of Law...........................  A-14
              SECTION 4.11. Compliance with Agreements....................  A-14
              SECTION 4.12. Taxes.........................................  A-15
              SECTION 4.13. Employee Benefit Plans; ERISA.................  A-15
              SECTION 4.14. Labor Controversies...........................  A-17
              SECTION 4.15. Environmental Matters.........................  A-17
              SECTION 4.16. Non-competition Agreements....................  A-18
              SECTION 4.17. Title to Assets...............................  A-18
              SECTION 4.18. Company Stockholders' Approval................  A-18
              SECTION 4.19. Opinion of Financial Advisor..................  A-18
              SECTION 4.20. Brokers and Finders...........................  A-18

                                                                            PAGE
                                                                            ----
ARTICLE V     COVENANTS...................................................  A-19
              SECTION 5.01. Conduct of Business by the Company Pending the
                Merger....................................................  A-19
              SECTION 5.02. Control of the Company's Operations...........  A-21
              SECTION 5.03. Acquisition Transactions......................  A-22
              SECTION 5.04. Access to Information.........................  A-22
              SECTION 5.05. Notices of Certain Events.....................  A-23
              SECTION 5.06. Merger Subsidiary.............................  A-24
              SECTION 5.07. Employee Benefits.............................  A-24
              SECTION 5.08. Meeting of the Company's Stockholders.........  A-26
              SECTION 5.09. Proxy Statement...............................  A-26
              SECTION 5.10. Public Announcements..........................  A-27
              SECTION 5.11. Expenses and Fees.............................  A-27
              SECTION 5.12. Agreement to Cooperate........................  A-28
              SECTION 5.13. Directors' and Officers' Indemnification......  A-30
ARTICLE VI    CONDITIONS TO THE MERGER....................................  A-31
              SECTION 6.01. Conditions to the Obligations of Each Party...  A-31
              SECTION 6.02. Conditions to Obligation of the Company to
                Effect the Merger.........................................  A-31
              SECTION 6.03. Conditions to Obligations of Parent and
                Subsidiary to Effect
                                the Merger................................  A-32
ARTICLE VII   TERMINATION.................................................  A-33
              SECTION 7.01. Termination...................................  A-33
ARTICLE VIII  MISCELLANEOUS...............................................  A-34
              SECTION 8.01. Effect of Termination.........................  A-34
              SECTION 8.02. Non-Survival of Representations and
                Warranties................................................  A-34
              SECTION 8.03. Notices.......................................  A-34
              SECTION 8.04. Interpretation................................  A-35
              SECTION 8.05. Miscellaneous.................................  A-35
              SECTION 8.06. Counterparts..................................  A-35
              SECTION 8.07. Amendments; No Waivers........................  A-35
              SECTION 8.08. Entire Agreement..............................  A-36
              SECTION 8.09. Severability..................................  A-36
              SECTION 8.10. Specific Performance..........................  A-36

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 7, 1999, as amended and restated on May 21, 1999, among Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), Allied Waste Industries, Inc., a Delaware corporation ("Parent"), and AWIN I Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

     Whereas, Parent, Merger Subsidiary and the Company have entered into that certain Agreement and Plan of Merger, dated as of March 7, 1999 (the "Original Agreement") and now desire to amend and restate the Original Agreement in its entirety as set forth below; and

     Whereas, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger.

     (a) Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Subsidiary shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease. At the election of Parent, any wholly owned subsidiary of Parent may be substituted for Merger Subsidiary as a constituent corporation in the Merger (provided that such election shall not delay the consummation of the Merger or adversely affect the benefits of the Merger to the Company and its stockholders). As a condition of such an election, the parties and such additional subsidiary shall execute an appropriate amendment to this Agreement in order to reflect such election and the provisions of Section 5.06 shall apply with respect to such subsidiary instead of Merger Subsidiary.

     (b) The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in accordance with Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed, or at such other time as Merger Subsidiary and the Company shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     (c) The Merger shall have the effect specified under Delaware Law. As of the Effective Time, the Company shall be a wholly-owned subsidiary of Parent.

     SECTION 1.02. Conversion of Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) each issued and outstanding share of the Company's Common Stock, par value $.16 2/3 per share ("Company Common Stock") held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock referred to in paragraph (a) above and (ii) Dissenting Shares (as defined in Section 1.05) shall be converted into the right to receive an amount in cash, without interest, equal to

     $45.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

          (c) each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.16 2/3, of the Surviving Corporation.

     SECTION 1.03. Payment of Shares.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.02 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.03, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which have been canceled, and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

     (c) At and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

     (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

     SECTION 1.04. Stock Options.

     The Company shall (a) terminate the Company's Restated 1990 Stock Option Plan, Restated 1993 Non-Employee Director Stock Plan, Restated 1993 Stock Incentive Plan, Restated 1996 Stock Incentive Plan and 1987 Stock Option Plan (collectively, the "Company Option Plans") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) following such termination grant no additional Options under the Company Option Plans. Prior to the Effective Time, the Company will take all actions necessary, including, without limitation, using its reasonable efforts to obtain any consents necessary or desirable from holders of Options, to provide that, upon the Effective Time, each outstanding Option shall be canceled automatically and at the Effective Time, Parent or the Surviving Corporation shall provide such holder with a lump sum cash payment (less any applicable withholding) equal to the product of (i) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option.

     SECTION 1.05. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to Delaware Law; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under Delaware Law, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Parent and the Surviving Corporation shall comply with all of their obligations under Delaware Law with respect to holders of Dissenting Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE II

               THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     SECTION 2.01. Certificate of Incorporation.

     The Restated Certificate of Incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law and the terms of this Agreement; provided, however, that at the Effective Time, such certificate shall be amended by virtue of this Agreement as follows:

          (i) Article Fourth shall be amended by deleting the existing language in its entirety and replacing it with the following:

           The total number of shares of capital stock which the Corporation shall be authorized to issue shall be 1,000 shares, $.16 2/3 par value, of common stock.

          (ii) Article Ninth shall be amended by deleting the existing language in its entirety and replacing it with the following:

           Directors shall have terms expiring at the annual meeting of stockholders. Directors shall continue in office until their successors are elected or appointed.

          (iii) Articles Eleventh, Twelfth and Thirteenth shall be deleted and Articles Fourteenth and Fifteenth shall be renumbered to become Articles Eleventh and Twelfth.

     SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation except that such bylaws shall include the provisions set forth in Article X of the Company's bylaws until amended in accordance with applicable law and the terms of this Agreement.

     SECTION 2.03. Directors and Officers.

     The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company (together with the persons designated by Parent and notified to the Company in writing at least two business days prior to the Effective Time) shall be the officers of the Surviving Corporation as of the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure

Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

     SECTION 3.01. Organization and Qualification.

     Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect").

     SECTION 3.02. Authority; Non-Contravention; Approvals.

     (a) Parent and Merger Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation, the consummation of the financing of the Merger pursuant to the Financing Commitments (as defined in Section 3.05) (the "Financing"). This Agreement has been approved by the Boards of Directors of Parent and Merger Subsidiary and the sole stockholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, including without limitation the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, other than in the case of the Financing, result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 3.02(b) of the Parent Disclosure Schedule. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and
(iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), (iii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, (iv) any required filings with or approvals from authorities of any foreign country or Puerto Rico in which the Company or its subsidiaries conduct any business or own any assets and
(v) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     SECTION 3.03. Proxy Statement.

     None of the information to be supplied by Parent or its subsidiaries for inclusion in any proxy statement or information statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 3.04. Ownership of Company Common Stock.

     Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

     SECTION 3.05. Financing.

     Parent has obtained written commitments (which commitments, as they may be amended or replaced from time to time in a manner which does not (i) adversely impact the solvency or viability of the Company after the Effective Time relative to the impact of financing in accordance with the existing written commitments, (ii) adversely affect the ability of Parent to consummate the Merger or (iii) add or adversely modify any conditions to the financing set forth in the written commitments delivered to the Company prior to the execution of this Agreement, are referred to herein as the "Financing Commitments") for the debt and equity financing necessary to consummate the Merger and to pay all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith) and has provided true, accurate and complete copies of such commitments (and any amendment or replacement thereof) to the Company.

     SECTION 3.06. Reports, Financial Statements, etc.

     Since January 1, 1996, through the date of this Agreement, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Parent SEC Reports") required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited financial statements of Parent included in Parent's Annual Report on Form 10-K for the twelve months ended December 31, 1997 and Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1998 (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Since the date of the most recent Parent SEC Report that contains consolidated financial statements of Parent through the date of this Agreement, there has not been any Parent Material Adverse Effect.

     SECTION 3.07. Brokers and Finders.

     Except as disclosed in the Parent Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

     SECTION 3.08. Absence of Undisclosed Liabilities.

     Except as disclosed in the Parent SEC Reports or as heretofore disclosed to the Company in writing with respect to acquisitions or potential transactions or commitments, to the knowledge of Parent as of the date of this Agreement, neither Parent nor any of its subsidiaries has incurred since December 31, 1997, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1997 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

     SECTION 4.01. Organization and Qualification.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). True, accurate and complete copies of the Company's Restated Certificate of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     SECTION 4.02. Capitalization.

     (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock ("Company Preferred Stock"). As of March 4, 1999, (i) 156,750,795 shares of Company Common Stock, including the associated Rights (as defined in Section 4.02(b)), were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding, (ii) 51,977,130 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 17,688,200 shares of Company Common Stock were reserved for issuance upon exercise of options issued and outstanding and 1,250,000 shares of Company Common Stock were reserved for issuance pursuant to existing awards under the Company's Long Term Incentive Plan (the "LTIP"),
(iv) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants, including the associated Rights, and (v) 4,000,000 shares of Company Preferred Stock were designated as Series B Junior Participating Preferred Stock reserved for issuance under the Rights Agreement (as defined in Section 4.02(b)). Assuming the exercise of all outstanding options, warrants and rights (other than the Rights) to purchase Company Common Stock and the vesting of all awards under the LTIP, as of March 4, 1999, there would be 175,688,995 shares of Company Common Stock issued and outstanding. Since March 4, 1999, except as permitted by the Agreement, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of the instruments referred to in the second sentence of this Section 4.02(a) and except for shares of Company Common Stock required to be issued in connection with the Company's existing Dividend Reinvestment Plan ("DRP") and Employee Stock Ownership and Savings Plan (the "401-K Plan") and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made, except Rights in accordance with the terms of the Rights Agreement.

     (b) Except for the Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of June 3, 1998, between the Company and First Chicago Trust Company of New York (the "Rights Agent"), or as set forth in Section 4.02(a), as of the date hereof there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of options pursuant to the terms of the Company Option Plans; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as disclosed in the Company SEC Reports or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place as promptly as reasonably practicable following the date of this Agreement) to provide that (i) none of the Parent and its subsidiaries shall become an "Acquiring Person" and no "Triggering Event" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and
(iii) the Rights will expire without any further force or effect as of immediately prior to the consummation of the Merger. Upon execution of the Rights Agreement by the Rights Agent, the amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

The Company has not otherwise amended the Rights Agreement to exempt any person or entity from the potential application of the Rights Agreement, other than Parent and its subsidiaries.

     (c) The Company has previously made available to Parent complete and correct copies of the Company Option Plans, including all amendments thereto. The forms of Options are consistent in all material respects with the terms of the Company Option Plans. The Company has previously made available to Parent a complete and correct list setting forth as of December 31, 1998, (i) the number of Options outstanding and (ii) the weighted average exercise price for all outstanding Options.

     SECTION 4.03. Subsidiaries.

     Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to be so organized, existing, qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens (other than liens arising by operation of law), claims, encumbrances, security interests, equities and options of any nature whatsoever, except that such shares are pledged to secure the Company's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     SECTION 4.04. Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets and (v) any required filings with or approvals from applicable domestic or foreign environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     SECTION 4.05. Reports and Financial Statements.

     Since January 1, 1996, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended September 30, 1998 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998 (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     SECTION 4.06. Absence of Undisclosed Liabilities.

     Except as disclosed in the Company SEC Reports or as heretofore disclosed to Parent in writing with respect to acquisitions or potential transactions or commitments, neither the Company nor any of its subsidiaries had at September 30, 1998, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after September 30, 1998 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

     SECTION 4.07. Absence of Certain Changes or Events.

     Since the date of the most recent Company SEC Report that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect.

     SECTION 4.08. Litigation. Except as referred to in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or as may be entered into with Parent's prior written consent in connection with Section 5.12(b), neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.09. Proxy Statement.

     None of the information to be supplied by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

     SECTION 4.10. No Violation of Law.

     Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.11. Compliance with Agreements.

     Except as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective certificates of incorporation, bylaws or similar organizational instruments of the Company or any of its subsidiaries, or (b) any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this

Section 4.11, breaches, violations and defaults which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.12. Taxes.

     (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its subsidiaries has agreed to an extension of time with respect to a material Tax deficiency other than extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

     (b) The Company is not, and will not be as of the Effective Time, a United States Real Property Holding Corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the "Code"), assuming for this purpose that the date hereof and the Effective Time constitute "determination dates" within the meaning of Treas. Reg. sec. 1.897-2(c).

     (c) The Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.

     (d) For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 4.13. Employee Benefit Plans; ERISA.

     (a) Except as disclosed in the Company SEC Reports, at the date hereof, the Company and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices, including severance plans or policies and employee benefit plans within the meaning set forth in Section 3(3) of (the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code) (such plans, programs, arrangements or practices of the Company and its subsidiaries being referred to as the "Company Plans").

Neither the Company nor any of its subsidiaries maintains or has any material liability with respect to any Multiple Employer Plan or contributes to or is obligated to contribute to any Multi-employer Plan. Neither the Company nor any of its subsidiaries has any obligation to create or contribute to any additional, material plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as disclosed in the Company SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) except for premiums due, there is no outstanding liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, which would reasonably be expected to have a Company Material Adverse Effect, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) to the best knowledge of the Company, with respect to Company Plans subject to Title IV of ERISA, there has been no material change in the funded status of such plans from the status set forth most recently in the Company SEC Reports, (vi) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected to have a Company Material Adverse Effect, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither the Company nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under such Sections 4203, 4204 and 4205, (ix) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected to have a Company Material Adverse Effect, (x) except for premiums due, the Company and its subsidiaries have no current liability under Title IV of ERISA, and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries, except for liabilities or anticipated liabilities which would not reasonably be expected to have a Company Material Adverse Effect, and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any liability (direct or indirect) of the Company or any subsidiary under Sections 409 or 502(c)(1) or
(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities or anticipated liabilities which would not reasonably be expected to have a Company Material Adverse Effect.

     (c) The Company SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" provisions and all severance agreements with executive officers.

     (d) There are no agreements which will or would be reasonably expected to provide payments to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

     SECTION 4.14. Labor Controversies.

     Except as disclosed in the Company SEC Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.15. Environmental Matters.

     (a) Except as disclosed in the Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1997, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not reasonably be expected to have a Company Material Adverse Effect.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant,

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contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     SECTION 4.16. Non-competition Agreements.

     Except as disclosed in the Company SEC Reports, neither the Company nor any subsidiary of the Company is a party to any agreement which (i) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by Parent or the Company, or any corporations affiliated with either of them, and (ii) would restrict or prohibit Parent or any subsidiary of the Parent (other than the Company and its subsidiaries that are currently so restricted or prohibited) from engaging in such business to the extent that such restriction or prohibition could reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.17. Title to Assets.

     The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the Company SEC Reports, and except for such matters which would not reasonably be expected to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.18. Company Stockholders' Approval.

     The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     SECTION 4.19. Opinion of Financial Advisor.

     The Company's financial advisor, Goldman, Sachs & Co. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "Fairness Opinion") to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be included in the Proxy Statement.

     SECTION 4.20. Brokers and Finders.

     The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor or as disclosed in
Section 4.20 of the Company Disclosure Schedule. An accurate copy of any fee agreement with the Company Financial Advisor has been provided to Parent.

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                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business by the Company Pending the Merger.

     Except as otherwise contemplated by this Agreement or disclosed in Section
5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company and regular quarterly dividends on Company Common Stock not in excess of $0.19 per share declared and payable at times consistent with past practice (it being understood and agreed that the record dates for any such quarterly dividends shall be at least 90 days apart);

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares (A) upon exercise of Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (iv) of this clause (c) or pursuant to awards existing as of the date of this Agreement under the LTIP and (B) in accordance with the DRP and the Company's 401-K Plan as in effect on the date of this Agreement, (ii) the Company may (with Parent's prior written consent, which consent shall not be unreasonably withheld) issue shares of Company Common Stock (or warrants or options to acquire Company Common Stock) in connection with acquisitions of assets or businesses pursuant to the proviso of Section 5.01(d), (iii) the Company may issue shares of Company Common Stock pursuant to earnouts from previously completed transactions in accordance with the existing terms of the agreements relating thereto, and (iv) subject to the proviso below, the Company may grant Options to purchase shares of Company Common Stock in accordance with the terms of the Company Option Plans to persons who are not currently directors, officers or employees of the Company or its subsidiaries and are hired by the Company or its subsidiaries after the date of this Agreement and such grants are made consistent with past practice and have an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock as of the date of grant, provided that the number of Options granted pursuant to this subclause (iv) shall not exceed the number of Options which are outstanding as of the date of this Agreement and which are thereafter canceled or forfeited without exercise and (v) the Company may grant Options and LTIP awards in accordance with the description set forth in
     Section 5.01 of the Company Disclosure Schedule;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of the Company or any of its subsidiaries or borrowings under the credit facilities to be entered into substantially on the terms set forth in Section 5.01 of the Company Disclosure Schedule as such facilities may be amended in a manner that does not have a material adverse effect on the Company (the "Existing Credit Facilities") up to the existing borrowing limit on the date hereof, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent, or (C) borrowings in connection with acquisitions as set forth in the proviso in this Section 5.01(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso in this Section 5.01(d), (iv) sell, pledge, dispose of or encumber any assets or businesses other than
     (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets consented to in writing by Parent (which consent shall not be unreasonably withheld) or for which consent is not denied within 24 hours after the Company notifies Parent (such notice to be delivered during business hours on a business day) in writing that it desires to effect such sale or disposition, (D) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) of less than $100,000 in each such case and (E) sales or dispositions of businesses or assets as may be required by applicable law, or (v) except as contemplated by the following proviso, enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing, (I) the Company shall not be prohibited from acquiring any assets or business for cash in one or more transactions in which the aggregate revenues of such businesses and assets do not exceed $80 million in the aggregate and the value of the consideration paid (as determined in accordance with clause II(B)) in each such acquisition satisfies the internal rate of return criteria of the Company's existing acquisition policy as disclosed to Parent and (II) the Company shall not be prohibited from acquiring any assets or businesses or incurring or assuming indebtedness in connection with acquisitions of assets or businesses so long as (A) such acquisitions are disclosed in Section 5.01 of the Company Disclosure Schedule, or (B) the aggregate value (determined at the time of execution of the agreement pursuant to which such business or asset is acquired) of consideration paid or payable in connection with any such acquisition (other than those acquisitions disclosed in Schedule 5.01 of the Company Disclosure Schedule) including any funded indebtedness assumed and any Company Common Stock issued with Parent's prior written consent (which consent shall not be unreasonably withheld) in connection with such acquisitions (valued for purposes of this limitation at a price per share equal to the price of the Company Common Stock on the date the agreement in respect of any such acquisition is entered into) does not exceed 1.5 times the revenues generated by such business or assets for the preceding twelve month period for which financial statements are available and also does not exceed 5.5 times projected earnings before interest, taxes, depreciation and amortization on a pro forma basis for the twelve month period immediately following the expected closing date of the acquisition reflecting reasonably anticipated cost reductions and synergies to be generated by such business or assets. For purposes of the foregoing, any contingent, royalty and similar payments made in connection with acquisitions of businesses or assets shall be included as acquisition consideration and shall be deemed to have a value equal to their present value assuming a 8% per annum discount rate and assuming that all amounts payable for the first five years following consummation of the acquisitions (but not thereafter) are paid. Notwithstanding anything herein to the contrary: (A) the Company will not acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger; (B) the Company will not, and will cause its subsidiaries not to, acquire or agree to acquire any assets or businesses if such assets or businesses are not in industries in which the Company currently operates, unless such assets or businesses are acquired incidental to an acquisition of businesses or assets that are in industries in which the Company currently operates and it is reasonable to acquire such incidental businesses or assets in connection with such acquisition; and (C) the Company will not, and will cause its subsidiaries not to, acquire or agree to acquire all or substantially all of the business, assets, properties or capital stock of any entity with securities registered under the Securities Act or the Exchange Act;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

          (f) subject to restrictions imposed by applicable law, confer with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons, except pursuant to (i) applicable law, (ii) previously existing contractual arrangements or policies disclosed pursuant to this Agreement or (iii) employment agreements entered into with a person who is hired by the Company or one of its subsidiaries to replace an employee who is terminated or voluntarily resigns and who, at the time of termination, was party to an employment agreement with the Company or one of its subsidiaries, provided that such new employment agreement shall be on terms (including salary and benefits) comparable in all material respects to the contract covering the terminated employee and shall not contain a change of control provision and shall not be for a term of more than one year or provide for severance pay or benefits (other than base salary and benefits payable if such contract had not been terminated prior to the expiration of its term).

          (h) not increase the salary or monetary compensation of any person except for increases consistent with past practice as reflected in the Company's Annual Budget for fiscal 1999 or except pursuant to applicable law or previously existing contractual arrangements;

          (i) not adopt, enter into or amend to increase benefits or obligations any pension or retirement plan, trust or fund and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as required to comply with changes in applicable law, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof, or (iii) as required pursuant to an existing contractual arrangement or agreement;

          (j) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) as included in, or consistent with, the Company's Annual Budget for fiscal 1999, (ii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), (iii) for repairs and maintenance in the ordinary course of business consistent with past practice or (iv) as expressly permitted by paragraph (d) of this
     Section 5.01;

          (k) not enter into any contract or commitment (i) providing for the provision of services (including, but not limited to, waste disposal, waste hauling, or landfill use) by the Company or any of its subsidiaries that has a term of more than three years and which is reasonably expected to generate more than $15 million in revenues over its term or (ii) providing for the purchase of services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $1 million over its term;

          (l) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future.

     SECTION 5.02. Control of the Company's Operations.

     Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 5.03. Acquisition Transactions.

     (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use its reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, could reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04)) confidential or non-public information to, and negotiate with, such Potential Acquirer if the Board of Directors of the Company, after consulting with its outside legal counsel, determines in good faith that consideration of the Acquisition Proposal is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties or that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders, and, upon termination of this Agreement in accordance with Section 7.01(v) or (vi) and after payment to Parent of the fee pursuant to Section 5.11(b), resolve to accept, or recommend, or enter into agreements relating to, a Qualifying Proposal as to which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03.

     (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

     SECTION 5.04. Access to Information.

     Subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives; provided, however, that no investigation pursuant to this Section 5.04 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated February 24, 1999 between Parent and the Company (the "Confidentiality Agreement"), provided that (i) Parent, Merger Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval, and (ii) each of Parent, Merger Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

     SECTION 5.05. Notices of Certain Events.

     (a) The Company shall promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger;
(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

     (b) Each of Parent and Merger Subsidiary shall promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

     (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.06. Merger Subsidiary.

     Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness (other than as contemplated by the financing required for the Merger and related transactions).

     SECTION 5.07. Employee Benefits.

     (a) Parent shall assume and honor, or shall cause the Surviving Corporation to assume and honor, all Company Plans pursuant to the terms of the Company Plans (provided, that, except as expressly provided by this Agreement, Parent shall have no obligation under this Agreement to continue to provide benefits thereunder in respect of periods following the Effective Time and nothing herein shall prevent termination of such plans). Prior to the Effective Time, the Company may take all action necessary to terminate the Company's Deferred Compensation Plan, Grandfathered Benefit Restoration Plan and Benefit Restoration Plan and to permit participants in such plans to receive lump sum payments of their accrued benefits (as determined under the provisions of the plan as in effect on the date hereof) under such plans at the Effective Time. Prior to the Effective Time, the Company shall take all action necessary to amend the Company's Retirement Plan to provide that (i) as of the Effective Time, the accrued benefit of participants in the Retirement Plan is frozen as of such date (including without limitation with respect to the crediting of accruals following the Effective Time) and consistent with the current provisions of the plan, a credit for 1999 accruals is made under the cash balance portion of the plan through the Effective Time and (ii) following the Effective Time, no individuals shall commence to participate in such plan; provided, however, that participants as of the Effective Time shall, following the Effective Time, continue (x) to vest in their accrued benefit, (y) to receive annual interest credits under the cash balance portion of the plan at the rate provided pursuant to the existing terms of the plan and (z) to have compensation considered for purposes of calculation of "Final Average Compensation" under the "Old Plan Benefit" portion of the plan (to the extent so considered as of the date hereof). The Company shall, as required by law, provide participants with notice of the amendments required by this Section 5.07(a). Nothing herein shall prevent Parent, in its sole discretion, from terminating such plan in compliance with applicable law at any time after the Effective Time.

     (b) Parent acknowledges that for purposes of the Company Plans, the consummation of the Merger will constitute a "Change in Control" of the Company, and the Company's Annual Management Incentive Plan and Long-Term Incentive Plan shall be terminated effective as of the Effective Time, and the Company shall make payments to participants in accordance with the terms of such plans at the Effective Time or as soon as reasonably practicable thereafter. The Company shall take all steps necessary to ensure that no portion of any payments to be received by any individual on or following the Effective Time (whether pursuant to this Section 5.07(b), or otherwise) will be eligible for conversion under the Company's Convertible Annual Incentive Award Plan.

     (c) Parent currently intends, or intends to cause the Surviving Corporation to, provide for a period of at least 1 year following the Effective Time, employee benefits and incentive compensation to active employees of the Company and its subsidiaries employed as of the Effective Time who are not covered by any collective bargaining agreement ("Company Employees") that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its subsidiaries (excluding, however, severance payments for employees covered by paragraph (d) hereof).

     (d) Parent agrees to provide Company Employees who do not have employment agreements and who would not otherwise receive severance pay upon termination of employment greater than the severance pay provided under this Section 5.07(d) with severance benefits if such employee's employment is involuntarily terminated without cause (including termination of employment by reason of "Constructive Discharge" which, for purposes of this Agreement, means a reduction of base salary or wages or forced relocation of more than thirty miles) during the period commencing upon the Effective Time and ending twelve months after the Effective Time. The Company may, with the prior consent of Parent (which consent shall not be unreasonably withheld), establish such severance plan prior to the Effective Time. The plan to be established pursuant to this Section 5.07(d) shall provide that an eligible Company Employee shall receive severance pay equal to two weeks of weekly base salary or wages (as in effect immediately prior to termination) for each whole year of service with the Company or its subsidiaries, with a minimum amount of severance pay equal to one week of weekly base salary or wages (so long as such Company Employee has at least six months of service as of the date of termination) and a maximum amount of severance pay equal to fifty-two weeks of weekly base salary or wages. Severance pay to a Company Employee (i) shall be paid, at the election of Company Employee, either in a lump sum or in installments over a number of weeks equal to the number of weeks on which the amount of severance pay is based, (ii) shall be net of withholding taxes, (iii) shall not be included as compensation in any other employee benefit plan or program unless required by such plan or program, (iv) shall be payable only upon execution by the Company Employee of a general release in the favor of Parent, the Company, and their respective subsidiaries in accordance with the Company's current practices and (v) subject to clause (iv), shall be paid (or, in the case of installments, commence to be paid) reasonably promptly after a qualifying termination of employment. Installments of severance pay shall be paid in accordance with Parent's customary payroll practices, in respect of similarly situated employees. Any severance pay to which a Company Employee is entitled hereunder shall be reduced by the severance pay such Company Employee receives from any other source.

     (e) Parent and the Company each hereby acknowledge and agree that (i) at the Effective Time, each of the executives listed in Section 5.07(e) of the Company Disclosure Schedule will be deemed to have terminated his or her employment with the Company under circumstances which entitle such executive to the severance pay required by the contracts listed in Section 5.07(e) of the Company Disclosure Schedule; (ii) each such executive will become entitled to receive the severance pay (and other payments) required by such contracts upon a termination of employment following a "change of control" at the Effective Time; and (iii) any severance pay to which such executives are entitled shall be paid at the Effective Time or as soon as practicable after the Effective Time. The Company shall, prior to the Effective Time, use its reasonable efforts to take all action necessary such that each executive to whom this Section 5.07(e) applies shall be deemed to have consented to the payment of severance pay in accordance with this Section 5.07(e), notwithstanding any provision to the contrary in such contracts. The executives listed in Section 5.07(e) of the Company Disclosure Schedule shall receive the coverage set forth in Section 5.07(f), subject to applicable law and to the extent permitted by applicable insurance policies.

     (f) Parent shall use reasonable efforts to cause any Company Employee (i) whose employment is involuntarily terminated without cause (including by reason of Constructive Discharge) during the twelve months following the Effective Time and (ii) who is age fifty or older on or within thirty days following the date of termination of employment to be provided with continued medical, dental and vision coverage for such Company Employee and his or her dependents from the date of such termination until age sixty-five at such Company Employee's expense; provided, however, that the obligation of Parent set forth in this
Section 5.07(f)(x) shall cease if the Company Employee becomes eligible for coverage under any other employee benefit plan providing substantially similar benefits and (y) shall in any event be subject to applicable law. For Company Employees with coverage pursuant to both this Section 5.07(f) and Section 5.07(g) coverage required by this Section 5.07(f) shall commence upon termination of the coverage required by Section 5.07(g).

     (g) Subject to applicable law and to the extent permitted by applicable insurance policies, Parent shall cause any Company Employee (i) whose employment is involuntarily terminated without cause (including by reason of Constructive Discharge) during the twelve months following the Effective Time and (ii) who elects to receive severance pay provided under Section 5.07(d) hereof in installments, to be provided with medical, dental and vision coverage at the same cost to such Company Employee as in effect for actively employed Company Employees, and equal to the number of weeks based on the calculation of severance pay in Section 5.07(d) hereof, up to a maximum of fifty-two weeks. To the extent permitted by applicable existing insurance policies of Parent, the COBRA continuation coverage period shall commence thereafter with coverage at Company Employee's cost.

     (h) Parent shall cause outplacement services to be provided to (i) Company Employees based in the Houston corporate offices as of the Effective Time whose employment is involuntarily terminated without
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cause (including by reason of Constructive Discharge) within twelve months following the Effective Time and (ii) whenever Parent deems the provision of such services to be desirable, to such other Company Employees whose employment is terminated as part of a significant concentration of workplace reductions. Such outplacement services shall be at the Company's expense but the scope and extent of any such outplacement services shall be as determined by Parent in its sole discretion (and such scope and extent may depend, in Parent's discretion, on employment classification and other factors).

     (i) For purposes of all employee benefit plans maintained by or contributed to by the Parent or its subsidiaries in which Company Employees participate, Parent shall cause each such plan to treat the prior service with the Company and its subsidiaries of each Company Employee as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate, vesting, benefit accrual and levels of benefits under such plans, provided, that the foregoing shall not apply to the extent that its application would result in duplication of accrual of benefits or to newly established plans and programs for which prior service of Parent employees is not taken into account.

     (j) Parent shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefits plans that such Company Employees may be eligible to participate in after the Effective Time, whether pursuant to the provisions of this Section 5.07 or otherwise, except to the extent that any Company Employees were subject to such preexisting conditions, exclusions and waiting periods under the Company plans, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 5.08. Meeting of the Company's Stockholders.

     The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with Delaware Law and its Restated Certificate of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall, subject to its fiduciary duties, recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement, and use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and to take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by Delaware Law to effect the Merger.

     Between the date hereof and the Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger.

     SECTION 5.09. Proxy Statement.

     As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the

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

date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     SECTION 5.10. Public Announcements.

     Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.11. Expenses and Fees.

     (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

     (b) The Company agrees to pay to Parent a fee equal to $225 million if:

          (i) the Company terminates this Agreement pursuant to clause (v) or
     (vi) of Section 7.01;

          (ii) Parent terminates this Agreement pursuant to clause (vii) of
     Section 7.01, which fee shall be payable within two business days of such termination;

          (iii) this Agreement is terminated for any reason at a time at which Parent was not in material breach of its covenants contained in this Agreement and was entitled to terminate this Agreement pursuant to clause
     (viii) of Section 7.01, and (i) prior to the time of the Company Stockholders' Meeting a proposal by a third party relating to an Acquisition Transaction had been made, and (ii) on or prior to the nine month anniversary of the termination of this Agreement (x) the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Stockholders' Meeting and such Acquisition Transaction is consummated or (y) an Acquisition Transaction shall otherwise occur with any person who shall have made a proposal with respect to an Acquisition Transaction no later than 90 days after termination of this Agreement. Such fee shall be payable upon the first occurrence of any such event.

     (c) Parent shall pay to the Company a fee equal to $225 million if this Agreement is terminated pursuant to clause (ii) of Section 7.01 and at such time
(i) Parent or its subsidiaries have not received funds pursuant to the Financing sufficient to consummate the Merger and related transactions, (ii) all conditions to Parent's obligation to consummate the Merger shall have been satisfied, other than conditions relating to the HSR Act or any law, regulation, order, judgment, injunction or decree relating to antitrust or competition matters and except insofar as any condition requires the delivery of officers certificates, (iii) Parent is not in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement except for breaches which did not result in a failure to satisfy the conditions to Parent obtaining funds pursuant to the definitive agreement relating to the debt financing for the Merger (the "Definitive Debt Agreement") or to Parent's obligations to consummate the Merger, (iv) the Company is not in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement except for breaches which did not result in a failure to satisfy the conditions to Parent obtaining funds pursuant to the Definitive Debt Agreement and (v) at the time the Definitive Debt Agreement was executed, Parent was not in breach of any of its representations and warranties in such agreement with respect to Parent and its subsidiaries and, to the best of Parent's knowledge at such time, Parent was not in breach of Parent's representations and warranties in such agreement with respect to the Company and its subsidiaries, in either case, except for breaches which would not result in a failure to satisfy the conditions to Parent obtaining funds pursuant to the Definitive Debt Agreement. Parent shall have no liability for the failure of Parent to obtain funds pursuant to the Definitive Debt Agreement and consummate the Merger as a result of a breach by the Company of any of its covenants, agreements, representations or warranties set forth in this Agreement. If all of the requirements of the first sentence of this paragraph (c) for the payment of a fee are satisfied other than that set forth in clause (iii) or clause (v) of such sentence, then Parent shall be obligated to pay such $225 million fee (which amount shall be credited against any amount for which Parent may be held liable in connection with the failure to consummate the Merger).

     (d) Parent agrees to pay to the Company a fee equal to $225 million if this Agreement is terminated pursuant to clause (ii) of Section 7.01 or clause (iii) of Section 7.01 (only to the extent such termination under clause (iii) relates to antitrust or competition matters) and at such time (i) the waiting period under the HSR Act shall not have expired or been terminated or any injunction, order or decree relating to antitrust or competition matters shall prohibit or restrain consummation of the Merger, and (ii) all of the other conditions to Parent's obligation to consummate the Merger have been satisfied or would be satisfied absent the occurrence or failure to occur of the events described in sub-clause (i) of this clause (d), except conditions insofar as they relate to the delivery of officers certificates and conditions which are not (or would not be) so satisfied as a result of Parent's breach of this Agreement.

     (e) Only one fee aggregating $225 million shall be payable pursuant to paragraphs (c) and (d) even if the circumstances giving rise to the obligation to pay a fee exists under both such paragraphs. Such fee shall be payable at the time Parent so terminates this Agreement or within two business days after the Company so terminates this Agreement.

     SECTION 5.12. Agreement to Cooperate.

     (a) Subject to the terms and conditions of this Agreement, including
Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Parent, (x) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (y) the acquisition of businesses or assets) which would reasonably be expected to materially delay or prevent consummation of the Merger. Parent shall use its reasonable best efforts to cause the satisfaction of the conditions to the receipt of funds pursuant to the Financing Commitments.

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 15 days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall offer to take (and if such offer is accepted, commit to take) all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other

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

governmental entity with respect to the Merger so as to enable the Effective Time to occur prior to September 15, 1999 (the "Outside Date") and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time beyond the Outside Date. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger. If Parent shall have complied with all of its obligations under this Section 5.12, but there is no action that Parent or the Company can undertake or offer to undertake that would eliminate the impediment asserted by the FTC, Antitrust Division, or State Attorney General or other order in any suit or proceeding, in order for the Effective Time to occur prior to the applicable date specified in Section 7.01(ii), assuming all conditions other than those relating to such impediment or order have been satisfied or waived, then Parent shall not be deemed to have breached its obligations under this Section 5.12.

     (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

     (d) In connection with the consummation of the financing contemplated by the Financing Commitments, at the reasonable request of Parent, the Company (i) agrees to enter into such agreements, to use reasonable best efforts to deliver such officers certificates and opinions as are customary in financing of this type and as are, in the good faith determination of the persons executing such officers certificates or opinions, accurate, and agrees to pledge, grant security interests in, and otherwise grant liens on, its assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time and (ii) will provide to the lenders specified in the Financing Commitments financial and other information in the Company's possession with respect to the Merger, make the Company's senior officers available to assist the lenders specified in the Financing Commitments, and otherwise cooperate in connection with the consummation of the Financing, it being understood and agreed that if the Company fails to deliver such accurate officers certificates and opinions described in sub-clause (i) of this clause (d) and, as a result thereof, the conditions set forth in Sections 6.01(d) or 6.01(e) are not satisfied, Parent shall have no liability under this Agreement (including
Section 5.11) for, or for the failure to satisfy, such conditions.

     (e) The Company shall, jointly with the banks providing the Financing, retain a nationally recognized independent evaluation firm reasonably satisfactory to the Company and the banks providing the debt

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

financing to render a solvency letter (the "Solvency Letter") immediately prior to the Effective Time to the banks and the Company with respect to the solvency of Parent and its subsidiaries after giving effect to the Merger and the financing contemplated by the Financing Commitments. Parent and the Company shall cooperate with any reasonable requests for information by such firm.

     (f) Parent shall provide the Company any certificates from Parent relating to the solvency and adequate capitalization of Parent and Parent's ability to pay its debts that are given to any banks, other lenders in connection with the Financing or the independent evaluation firm as may be reasonably requested by the Company. Any such certificate, opinion or other statement will be provided to the Company at the time it is provided to such banks or other lenders.

     SECTION 5.13. Directors' and Officers' Indemnification.

     (a) The indemnification provisions of the certificate of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 5.13 without limit as to time.

     (b) Without limiting Section 5.13(a), after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) and the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Delaware Law and the Parent's or the Surviving Corporation's respective certificate of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such

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

consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.13.

     (d) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time.

     (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

     (f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the Delaware Law or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to the Obligations of Each Party.

     The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with Delaware Law (the "Company Stockholders' Approval");

          (b) no provision of any applicable domestic (whether federal, state or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger or the Financing illegal or shall otherwise restrain or prohibit the consummation of the Merger or the Financing (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted), except for any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect (after giving effect to the Merger), (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine), or (iii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) could reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger); and

          (c) the waiting period applicable to consummation of the Merger and the Financing under the HSR Act shall have expired or been terminated.

     SECTION 6.02. Conditions to Obligation of the Company to Effect the Merger.

     Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Merger Subsidiary shall have performed their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and

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

     as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent and of the Chief Executive Officer, the President or a Vice President of Merger Subsidiary to that effect.

          (b) Parent shall have delivered a certificate to the Company, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, including without limitation, the Financing, Parent and its subsidiaries, taken as a whole, will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

          (c) The Company shall have received the Solvency Letter in form and substance reasonably satisfactory to the Company.

     SECTION 6.03. Conditions to Obligations of Parent and Subsidiary to Effect the Merger.

     Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a Certificate of the Chief Executive Officer, the President or a Vice President of the Company to that effect;

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect (after giving effect to the Merger),
     (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine), or (iii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character set by any foreign, federal, state or local authority relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) could reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger); and

          (c) all consents, approvals or authorizations required to be obtained pursuant to any Contract or permit to which the Company or its subsidiaries are a party or of which the Company or its subsidiaries are a beneficiary in order to avoid a Parent Material Adverse Effect (after giving effect to the Merger) shall have been obtained.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.01. Termination.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (i) by mutual written consent of the Company and Parent;

          (ii) by either the Company or Parent, if the Merger has not been consummated by September 15, 1999, provided that such date shall automatically be extended until December 31, 1999 if, on September 15, 1999, the waiting period under the HSR Act has not expired or been terminated or any injunction, order or decree shall prohibit or restrain consummation of the Merger and provided further that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

          (iii) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

          (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Merger beyond the date specified in Section 7.01(ii), and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Merger beyond the date specified in Section 7.01(ii), and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

          (v) by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.11(b) shall have been received by Parent;

          (vi) by the Company if, prior to receipt of the Company Stockholders' Approval, (A) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer, and (C) the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.11(b) shall have been received by Parent;

          (vii) by the Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respects its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

          (viii) by Parent or the Company if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01. Effect of Termination.

     In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Sections 5.11 and 8.05 all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement except that payment of the fees contemplated by Section 5.11(c) (if, at the time of termination of this Agreement under circumstances giving rise to the obligation to pay a fee pursuant to such Section 5.11(c), the requirements set forth in clauses (iii) and (v) of the first sentence of Section 5.11(c) are satisfied) or Section 5.11(d) (unless such failure resulted from Parent's breach of Section 5.12) shall relieve Parent and Merger Subsidiary from all liability arising out of failure of the Merger to occur on or prior to the Outside Date (or on or prior to the last day of any extension thereof).

     SECTION 8.02. Non-Survival of Representations and Warranties. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Sections 5.07 and 5.13.

     SECTION 8.03. Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent or Merger Subsidiary, to:

        Allied Waste Industries, Inc.
        15880 Greenway-Hayden Loop
        Suite 100, Scottsdale, AZ 85260
        Attention: Steven Helm, Esq.,
                Vice President, Legal
        Facsimile: (602) 627-2703

        with copies to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004
        Attention: Peter Golden, Esq.
        Facsimile: (212) 859-4000

        If to the Company, to:

        Browning-Ferris Industries, Inc.
        757 N. Eldridge
        Houston, TX 77075
        Attention: Corporate Secretary
        Facsimile: (281) 870-7825

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019-6150
        Attention: Richard D. Katcher, Esq.
                Eric S. Robinson, Esq.
        Facsimile: (212) 403-2000

     SECTION 8.04. Interpretation.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

     SECTION 8.05. Miscellaneous.

     This Agreement (including the documents and instruments referred to herein): shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE THE COURTS LOCATED IN THE STATE OF DELAWARE AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO THE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE.

     SECTION 8.06. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.07. Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.08. Entire Agreement.

     This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which are intended for the benefit of the Company's former and present officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options, the provisions of Section 5.07, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein.

     SECTION 8.09. Severability.

     If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 8.10. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          BROWNING-FERRIS INDUSTRIES, INC.

                                          By: /s/ BRUCE E. RANCK

                                            ------------------------------------
                                            Title: President and Chief Executive
                                                   Officer

                                          ALLIED WASTE INDUSTRIES, INC.

                                          By: /s/ THOMAS H. VAN WEELDEN

                                            ------------------------------------
                                            Title: Chairman and Chief Executive
                                                   Officer

                                          AWIN I ACQUISITION CORPORATION

                                          By: /s/ LARRY D. HENK

                                            ------------------------------------
                                            Title: President

[GOLDMAN SACHS LETTERHEAD]                                            APPENDIX B

PERSONAL AND CONFIDENTIAL
----------------------------------------
March 7, 1999

Board of Directors
Browning-Ferris Industries, Inc.
757 North Eldridge
Houston, TX 77253

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value
$.16 2/3 per share (the "Shares"), of Browning-Ferris Industries, Inc. (the "Company") of the $45.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 7, 1999, among Allied Waste Industries, Inc. ("Allied"), AWIN I Acquisition Corporation, a wholly-owned subsidiary of Allied, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of a public offering in January 1996 of $200,000,000 aggregate principal amount of 6.10% Senior Notes due January 2003 and $200,000,000 aggregate principal amount of 6.375% Senior Notes due January 2008, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Allied from time to time, including having acted as managing underwriter of a public offering in September 1997 of 16,200,000 shares of Allied common stock ("Allied Shares"), and having acted as managing underwriter of a public offering in December 1998 of $225,000,000 aggregate principal amount of 7.375% Notes due January 2004, $600,000,000 aggregate principal amount of 7.625% Notes due January 2006 and $875,000,000 aggregate principal amount of 7.875% Notes due January 2009. In addition, Goldman, Sachs & Co. may provide investment banking services to Allied and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Allied for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. held long positions of 11,000 Allied Shares and options to purchase 844,000 Allied Shares and a short position of options to sell 614,000 Allied Shares against which Goldman, Sachs & Co. was short 455,760

                      [GOLDMAN SACHS LETTERHEAD ADDRESSES]

Browning-Ferris Industries, Inc.
March 7, 1999
Page Two

Allied Shares and $500,000 principal amount of 7.875% Notes due January 2009. As of the date hereof, Goldman, Sachs & Co. also held a long position of 28,981 Shares against which Goldman, Sachs & Co. was short 32,477 Shares.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the waste services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $45.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
------------------------------------------
GOLDMAN, SACHS & CO.

                                                                      APPENDIX C

     SECTION 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
        (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                            [FORM OF BFI PROXY CARD]

This Proxy is solicited on behalf of the Board of Directors and will be voted. The undersigned hereby appoints William D. Ruckelshaus and Edward C. Norwood, or either of them, proxies with full power of substitution to vote, as designated below, all shares of common stock which the undersigned is entitled to vote, at the special meeting of stockholders of Browning-Ferris Industries, Inc. to be held on July 14, 1999, and any adjournment or postponement thereof. If no direction is made, this Proxy will be voted FOR Proposal 1.
--------------------------------------------------------------------------------
       BFI'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.
--------------------------------------------------------------------------------

1. Proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger among
   BFI, Allied Waste Industries, Inc., and AWIN I
   Acquisition Corporation, in which each share of outstanding BFI common stock will be converted into the right to receive $45.00 in cash.

                                                                                 FOR  AGAINST  ABSTAIN
                                                                                 [ ]    [ ]      [ ]

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment of the meeting.

                                             Please sign your name here exactly
                                             as it appears hereon. Joint owners
                                             must each sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             your full title as it appears
                                             hereon. If a corporation, please
                                             sign in full corporate name by
                                             President or other authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.
                                             ---------------------------------
                                             ---------------------------------
                                             Signature(s)               Date

                            - FOLD AND DETACH HERE -

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK - EASY - IMMEDIATE - AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, please follow these easy steps.

TO VOTE BY PHONE
--------------------------------------------------------------------------------

Call toll free 1-800-[       ] (1-800-[       ]) on a touch tone telephone.
Shareholders residing outside the United States, Canada and Puerto Rico should call 1-201-324-0377.

Use the Control Number located in the box above, just below the perforation. Enter the Control Number and pound signs (#) exactly as they appear.

Follow the recorded instructions.

TO VOTE BY INTERNET
--------------------------------------------------------------------------------

Log onto http://www.vote-by-net.com

Follow the instructions on the screen.
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